   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 17, 1997
                                                            FILE NO. 333-11653
================================================================================
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    ------
                               Amendment No. 1
                                      to
                                  Form SB-2
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                                    ------
                           IFS INTERNATIONAL, INC.
                (Name of small business issuer in its charter)

             Delaware                                  5045                            13-3393646
 (State or other jurisdiction of           (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)           Classification Code Number)            Identification No.)


                           Rensselaer Technology Park
                                 185 Jordan Road
                              Troy, New York 12180
                                 (518) 283-7900
          (Address and telephone number of principal executive offices)
                                     ------

                           Rensselaer Technology Park
                                 185 Jordan Road
                              Troy, New York 12180
                   (Address of principal place of business or
                     intended principal place of business)

                   FRANK A. PASCUITO, Chief Executive Officer
                             IFS International, Inc.
                           Rensselaer Technology Park
                                 185 Jordan Road
                              Troy, New York 12180
                                 (518) 283-7900
            (Name, address and telephone number of agent for service)
                                     ------

                                   Copies to:
   MICHAEL D. DIGIOVANNA, Esq.              JAMES MARTIN KAPLAN, Esq.
   PARKER DURYEE ROSOFF & HAFT          ZIMET, HAINES, FRIEDMAN & KAPLAN
        529 Fifth Avenue                         460 Park Avenue
    New York, New York 10017                New York, New York 10022
         (212) 599-0500                          (212) 486-1700

   Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. sion, acting pursuant to said
Section 8(a), may determine.
===============================================================================

                       CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
                                                     Proposed       Proposed
                                                     maximum         maximum        Amount of
      Title of each class of        Amount to be  offering price    aggregate     registration
    securities to be registered      registered     per unit(1) offering price(1)     fee
------------------------------------------------------------------------------------------------
Series A Convertible Preferred
 Stock, $.001 par value(2)  ....   1,380,000shs.      $5.00        $6,900,000      $2,090.91
-----------------------------------------------------------------------------------------------
Redeemable Series A Convertible
 Preferred Stock Purchase
 Warrants(3)  ..................   1,955,000wts.      $0.10         $195,500         $59.24
-----------------------------------------------------------------------------------------------
Series A Convertible Preferred
 Stock, $.001 par value(4)  ....   1,955,000shs.      $6.25        $12,218,750     $3,702.65
-----------------------------------------------------------------------------------------------
Underwriter's Warrants  ........    290,000wts.       $0.001          $290            (5)
-----------------------------------------------------------------------------------------------
Series A Convertible Preferred
 Stock, $.001 par value(6)  ....    120,000shs.       $6.25         $750,000        $227.28
-----------------------------------------------------------------------------------------------
Redeemable Series A Convertible
 Preferred Stock Purchase
 Warrants(6)  ..................    170,000wts.       $0.125         $21,250         $6.44
-----------------------------------------------------------------------------------------------
Series A Convertible Preferred
 Stock, $.001 par value(7)  ....    170,000shs.      $7.8125       $1,328,125       $402.47
-----------------------------------------------------------------------------------------------
Common Stock, $.001 par
 value(8)  .....................   3,625,000shs.        --             --             (9)
-----------------------------------------------------------------------------------------------
Common Stock, $.001 par
 value(10)  ....................    100,000shs.       $2.50         $250,000         $75.76
-----------------------------------------------------------------------------------------------
Total Registration Fee  ........................................................ $6,564.75(11)
-----------------------------------------------------------------------------------------------


 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

 (2) Includes 180,000 shares of Series A Convertible Preferred Stock issuable pursuant to the Underwriter's over allotment option.

 (3) Includes 255,000 Redeemable Series A Convertible Preferred Stock Purchase Warrants issuable pursuant to the Underwriter's over allotment option.

 (4) Represents Series A Convertible Preferred Stock reserved for issuance upon the exercise of the Redeemable Series A Convertible Preferred Stock Purchase Warrants.

 (5) Pursuant to Rule 457(g), no fee is paid for the registration of such securities.

 (6) Issuable upon exercise of the Underwriter's Warrants.

 (7) Represents Series A Convertible Preferred Stock issuable upon exercise of the warrants issuable upon exercise of the Underwriter's warrants.

 (8) Represents the aggregate shares of Common Stock into which the Series A Convertible Preferred Stock, including the Series A Convertible Preferred Stock issuable upon exercise of the Redeemable Series A Convertible Stock Purchase Warrants, is convertible.

 (9) Pursuant to Rule 457(i), no fee is paid for the registration of such securities.

(10) Represents shares of Common Stock being sold by the Selling Stockholders named herein upon exercise of outstanding warrants.

(11) $6,456.20 has been previously paid.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                            SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED JANUARY 17, 1997
           1,200,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
 1,700,000 REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE WARRANTS
                           IFS INTERNATIONAL, INC.

   IFS International, Inc. (the "Company") is offering hereby 1,200,000 shares of its Series A Convertible Preferred Stock (the "Preferred Stock") and 1,700,000 Redeemable Series A Convertible Preferred Stock Purchase Warrants (the "Warrants"). The Preferred Stock and Warrants may be purchased separately and shall be separately transferable immediately upon issuance. Each share of Preferred Stock is convertible, at the option of the holder, into one share of Common Stock, subject to adjustment, for a period of five years commencing on the date hereof; provided that the Preferred Stock must be converted into Common Stock upon the earlier of the fifth anniversary of the date hereof or the occurrence of certain events. Each Warrant entitles the registered holder thereof to purchase one share of Preferred Stock at a price of $6.25 per share, subject to adjustment, for a period of three years commencing on _______________, 1999 [two years from the date of this Prospectus]; except that if the Warrants are called for redemption, or the Preferred Stock is required to be converted, prior to _________, 1999 [two years from the date of this Prospectus], the Warrants will be exercisable from the date on which notice of such redemption or mandatory conversion is given by the Company. The Warrants are redeemable, with the prior consent of Duke & Co., Inc. (the "Underwriter"), at any time commencing on _______________, 1998 [one year from the date of this Prospectus], upon notice of not less than 30 days, at a price of $0.10 per Warrant, provided that the last sale price of the Preferred Stock has been equal to or greater than $8.00 per share, subject to adjustment, for a period of 20 consecutive days of trading of the Preferred Stock prior to the mailing of the notice of redemption. See "Description of Securities."

   Prior to this offering, there has been no public market for the Preferred Stock or the Warrants. It is currently estimated that the initial public offering price of the Preferred Stock will be approximately $5.00 per share and that the initial public offering price of the Warrants will be approximately $0.10 per Warrant. For factors considered in determining the initial public offering prices of the Preferred Stock and the Warrants and the exercise price of the Warrants, see "Underwriting." The Common Stock is quoted on the OTC Bulletin Board and on January 13, 1997, the closing bid price of the Common Stock was $3.50. The Company has applied to have the Preferred Stock, Warrants and Common Stock approved for quotation on The Nasdaq SmallCap Market under the symbols "EFTAP", "EFTAW" and "EFTA," respectively. The Company also intends to apply to the Boston Stock Exchange to list the Preferred Stock and Warrants for trading thereon.

                This offering involves a high degree of risk.
               See "Risk Factors" commencing on page 7 hereof.
                                    ------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

================================================================================
                                     Price to     Underwriting     Proceeds to
                                      Public      Discounts(1)     Company(2)
--------------------------------------------------------------------------------
Per Share ........................     $              $                $
--------------------------------------------------------------------------------
Per Warrant  .....................     $              $                $
--------------------------------------------------------------------------------
Total (3)  .......................     $              $                $
================================================================================

(1) Does not include additional compensation to the Underwriter in the form of a nonaccountable expense allowance of 3% of the gross proceeds of this offering. The Company has also agreed to sell to the Underwriter warrants to purchase up to 120,000 shares of Preferred Stock at $6.25 per share and up to 170,000 warrants (each to purchase one share of Preferred Stock at an exercise price of $7.8125 per share), at an exercise price of $.125 per warrant, exercisable over a period of four years commencing one year from the date hereof (the "Underwriter's Warrants") and to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Before deducting expenses, including the Underwriter's nonaccountable expense allowance of $_________ ($_________ if the Underwriter's over-allotment option is exercised in full), estimated at $_________ ($___________ if the Underwriter's over-allotment option is exercised in full), payable by the Company.

(3) The Company has granted the Underwriter a 45-day option to purchase up to 180,000 shares of Preferred Stock and up to 255,000 Warrants upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $________, $____________ and $_____________, respectively. See "Underwriting."


   The Preferred Stock and Warrants are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify this offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Preferred Stock and Warrants will be made against payment therefor on or about ________________, 1997, at the offices of the Underwriter, 909 Third Avenue, New York, New York 10022.
                                    ------


                           LOGO DUKE & CO., INC.


                  The date of this Prospectus is      , 1997

   Concurrently with this offering, the Company also has registered on behalf of certain of its stockholders (the "Selling Stockholders") 100,000 shares of Common Stock (the "Selling Stockholders' Shares"). The Selling Stockholders' Shares are not part of this underwritten offering, however, and may not be sold prior to 12 months after the closing of this offering. The Company will not receive any proceeds from the sale of the Selling Stockholders' Shares.

                            AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information that have been or will be filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports and other information of issuers that file electronically with the Commission.

   The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                                STABILIZATION

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED STOCK OR WARRANTS OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, such information has been adjusted to reflect a 1-for-10 reverse split of the Company's common stock (the "Common Stock") effectuated at the close of business on November 8, 1996 and assumes no exercise of outstanding options and warrants, the Underwriter's Warrants and the Underwriter's over-allotment option. Unless the context requires otherwise, as used in this Prospectus, the "Company" means IFS International, Inc. and its wholly-owned subsidiaries.

   Certain terms used in the Prospectus are defined in the Glossary on page
40.


                                 THE COMPANY

   The Company is engaged in the business of developing, marketing and supporting software products for the electronic funds transfer ("EFT") market. The Company's family of software products, marketed under the name TechNique Plus II ("TPII"), serves as a UNIX-based manager for EFT systems. TPII software products are designed to operate with computers utilizing the UNIX operating system, are written in C programming language and incorporate Oracle relational database technology and object oriented design concepts. As a result, TPII software products are compatible with a significant portion of the industry standard computer platforms.

   An EFT system ("EFT System") of a bank or other financial institution permits the processing of transactions involving credit cards and debit cards (e.g., ATM cards). An EFT System generally consists of one or more of the following in various configurations: automatic teller machines ("ATMs"), point of sale ("POS") terminals, a host computer of the financial institution and regional, national and international networks ("Networks"), such as CIRRUS, NYCE, MAC or PLUS. TPII software products primarily route and authorize the processing of transactions through an EFT System. TPII software is offered in separate modules which perform different functions, including
(i) interfacing with ATMs, POS terminals, a financial institution's host computer and Network computers, (ii) updating credit and debit card information, (iii) providing stand-in authorization for transactions when the financial institution's host computer is not operating, (iv) computing fees for transactions processed and (v) generating of reports. The TPII software products are installed generally at the financial institution's main processing facility.


   The Company's primary business objective is to become a leading world-wide supplier of UNIX- based managers for EFT Systems. To date, the Company's TPII software products have been primarily installed in EFT Systems of banks and other financial institutions located in emerging countries and former Eastern Bloc nations. As of December 31, 1996, fourteen financial institutions and two Networks were utilizing TPII software products. Certain of such financial institutions serve up to 200 ATMs and 1,000 POS terminals and the two Networks serve 22 and 5 financial institutions, respectively. In addition, agreements have been executed for the installation of TPII software products in EFT Systems of four additional financial institutions (which excludes the agreements relating to the smart card pilot programs referred to below). The Company principally derives its revenues from the licensing of its TPII software products. A substantial portion of such revenues are generated by licensing through or to computer manufacturers, which incorporate the TPII software products into a turnkey system installed at a financial institution. The preparation of functional specifications, customization and installation of TPII software products and the training by the Company of the financial institution's personnel in the use of the TPII software products take an average of six to twelve months, depending upon the timing of installation and final acceptance of the EFT System by the customer. The Company generally receives payment of a substantial portion of the license fee prior to the final acceptance by the customer. The Company provides its customers with maintenance services for its TPII software for a separate fee. The Company also offers other support services, such as additional training of customer personnel and consulting, for additional consideration.


   The Company recently has adapted its TPII software to manage EFT Systems that process transactions involving the "loading" of value on smart cards. A smart card is a plastic card with an electronic chip that acts as a small computer. These cards can include a stored value feature, which enables the holder to "load" a fixed amount of purchasing power or cash equivalent on the card as authorized. As a result, the holder can purchase items or services without the necessity of carrying cash or entering into a credit card transaction. The Company has developed software for Visa International Service Association ("Visa") to manage an EFT System that facilitates the "loading" of value on a smart card through a bank's terminals. As a result of a successful test of the Company's TPII smart card software, Visa entered into an agreement with the Company in July 1996 for the licensing and installation of this software in connection with the operation of up to seven pilot programs for the purposes of evaluating the TPII smart card software and other aspects of the smart card system. The license for each pilot program is for a term of 24 months commencing on the date such pilot program goes on-line. As of the date hereof, Visa has selected financial institutions in the following countries to conduct five of the pilot programs: the United States, the United Kingdom, Japan, Germany and Italy. The Company anticipates that the first pilot program that will become operational will be in Germany during the first calendar quarter of 1997. Although there can be no assurance, the Company anticipates that revenues from its agreement with Visa will have a material impact on its financial position during the next 9-12 months.


   The Company was incorporated in Delaware in 1986 under the name "Wellsway Ventures, Inc." and changed its name to "IFS International, Inc." in 1989. The Company's principal offices are located at Rensselaer Technology Park, 185 Jordan Road, Troy, New York 12180 and its telephone number is (518) 283-7900.

                                 THE OFFERING

 Securities offered by
  the Company ....................  1,200,000 shares of Preferred Stock
                                    1,700,000 Warrants
Common Stock:
 To be outstanding after this
   offering.......................  1,062,409 shares (1)
Preferred Stock:
 To be outstanding after this
   offering ......................  1,200,000 shares
 Conversion Rate  ................  One share of Common Stock for each share of Preferred Stock, subject to adjustment to prevent dilution in certain circumstances. See "Description of Securities."
 Conversion Period  ..............  Commencing on the date hereof and terminating on , 2002 [five years from the date of this Prospectus]; provided that the Preferred Stock must be converted
                                    ("Mandatory Conversion") on the earlier of (i) , 2002 [five years from the date of this Prospectus] or (ii) the consummation date of a merger or acquisition of the Company in which the then outstanding securities of the Company are surrendered or exchanged for cash, property or securities of another entity if the consideration received in any such transaction is not less than $5.00 per share on a fully-diluted basis. See "Description of Securities."
 Voting Rights  ..................  One vote for each share held of record on all matters submitted to a vote of stockholders, voting separately as a class, except that with respect to the election of directors, the Preferred Stock and the Common Stock vote together as one class. See "Description of Securities."
 Liquidation Preference  .........  $5.00 per share

Warrants:
 To be outstanding after this
   offering.......................  1,700,000 Warrants
 Exercise Price  .................  $6.25 per share of Preferred Stock, subject to adjustment. See "Description of Securities."
 Exercise Period  ................  Commencing on , 1999 [two years from the date of this Prospectus], and terminating on , 2002 [five years from the date of this Prospectus]; except that (i) in the event the Company gives notice of redemption of the Warrants prior to ,
                                    1999 [two years from the date of this Prospectus], the exercise period of the
                                    Warrants will commence on the date of the notice of redemption and terminate on the day prior to the date fixed for redemption or (ii) if the Preferred Stock is subject to Mandatory Conversion prior to , 1999 [two years from the date of this Prospectus], the exercise period of the Warrants will commence on the date of notice of the Mandatory Conversion. See "Description of Securities."
 Redemption  .....................  The Warrants are redeemable, with the prior consent of the Underwriter, at any time commencing on , 1998 [one year from the date of this Prospectus], upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the last sale price of the Preferred Stock has been equal to or greater than
                                    $8.00 per share, subject to adjustment, for 20 consecutive trading days prior to the notice of redemption. See "Description of Securities."
Use of Proceeds  .................  Expand contract capabilities by increasing personnel and computer-related equipment, expand foreign marketing and licensing activities, research and development for new and existing products, purchase and renovate new office space, repayment of debt and interest and working capital. See "Use of Proceeds."
Risk Factors  ....................  This offering involves a high degree of risk. Prospective investors should carefully consider the risk factors set forth under "Risk Factors."
Proposed Nasdaq Symbols(2)
 Preferred Stock  ................  EFTAP
 Warrants  .......................  EFTAW
 Common Stock  ...................  EFTA



------
(1) Assumes no conversion of the Preferred Stock or certain outstanding convertible debt (which debt is convertible into a maximum of 59,524 shares of Common Stock (subject to adjustment pursuant to anti-dilution provisions)) or exercise of outstanding options to purchase 408,392 shares of Common Stock and outstanding warrants to purchase 100,000 shares of Common Stock.


(2) Quotation on The Nasdaq SmallCap Market does not imply that a meaningful sustained market for the Preferred Stock, the Warrants and/or the Common Stock will develop.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

STATEMENT OF OPERATIONS DATA:

                                                                               Six Months Ended
                                                      Year Ended April 30,       October 31,
                                                      --------------------   --------------------
                                                                                 (unaudited)
                                                         1996       1995       1996       1995
                                                       --------   --------    --------   --------
Total revenues  ....................................    $2,441     $2,041     $1,587      $ 695
Cost of revenues and services  .....................       505        346        388        163
Operating expenses  ................................     1,934      1,857      1,021        922
Income (loss) from operations  .....................         2       (162)       178       (390)
Other income (expense)  ............................       (50)       (44)       (26)       (24)
Litigation settlement costs  .......................        --         --       (100)        --
Income (loss) before income taxes and extraordinary
  item .............................................       (48)      (206)        52       (414)
Income (loss) before extraordinary item  ...........       (48)      (206)        52       (414)
Extraordinary item - gain on debt restructuring and
  extinguishments ..................................        --        378         --         --
Net income (loss)  .................................       (48)       172         52       (414)
Net income (loss) per common share  ................    $ (.05)    $  .18     $  .04      $(.41)
Weighted average shares outstanding  ...............     1,002        953      1,043        998


BALANCE SHEET DATA:

                                                      October 31, 1996
                                               -------------------------------
                                                        (Unaudited)
                                               Actual          As Adjusted(1)
                                               --------         --------------
Working capital (deficit)  ...........         $ (874)             $4,179
Total assets  ........................          2,070               6,623
Total long-term debt  ................            436                 436
Total stockholders' equity (deficit)             (634)              4,419


------
(1) As adjusted to give effect to the sale of 1,200,000 shares of Preferred Stock and 1,700,000 Warrants offered hereby and the application of the net proceeds therefrom (assuming initial public offering prices of $5.00 per share of Preferred Stock and $.10 per Warrant), including the repayment of $500,000 in indebtedness incurred in September 1996 (the "Bridge Financing"). See "Use of Proceeds," "Capitalization" and "Certain Transactions."

                                 RISK FACTORS

   The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in the Company. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this Prospectus.

   This Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors set forth below and elsewhere in this Prospectus, including, but not limited to, the success of the Visa pilot programs, the development of the capacity to accommodate additional and larger contracts, establishing the ability of TPII software products to process transactions for larger EFT Systems, acceptance of TPII software products by a significant number of new customers and the Company's continued relationship with computer manufacturers.


OPERATING LOSSES; GOING CONCERN UNCERTAINTY INCLUDED AS PART OF AUDITOR'S
REPORT

   Although the Company had net income of approximately $52,100 for the six months ended October 31, 1996, the Company incurred a net loss of $48,380 for its fiscal year ended April 30, 1996 and a loss before extraordinary item of $205,472 for its fiscal year ended April 30, 1995. As of October 31, 1996, the Company had a shareholder's deficit of $633,687, an accumulated deficit of $2,854,345 and a working capital deficit of $874,445. In addition, as of October 31, 1996, the Company was not in compliance with several covenants of certain of its long-term debt obligations, including the nonpayment of principal and interest. However, the Company has received waivers with respect to such noncompliance and intends to repay the deferred principal and interest with a portion of the net proceeds of this offering. The Company's auditor, in its report regarding the Company's financial statements as of April 30, 1996, indicated that, since the Company had a working capital deficiency and a shareholders' deficit as of April 30, 1996, substantial doubt exists as to the Company's ability to continue as a going concern. There can be no assurance as to the future profitability of the Company. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RELIANCE ON TPII FAMILY OF SOFTWARE PRODUCTS


   The Company derived approximately 90%, 96% and 95% of its total revenues for the fiscal years ended April 30, 1995 and 1996, and the six months ended October 31, 1996, respectively, from the licensing of its TPII family of software products, services related to those products and isolated hardware sales. The TPII software products and related services are expected to provide the substantial majority of the Company's revenues in the forseeable future. The Company's results will depend upon continued market acceptance of its TPII software products and related services as well as the Company's ability to continue to adapt and configure its TPII software products to meet the changing needs of its customers. Any reduction in demand for TPII software products would have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON REVENUES FROM FOREIGN SOURCES


   The Company derived approximately 91%, 82% and 50% of its total revenues for the fiscal years ended April 30, 1995 and 1996, and the six months ended October 31, l996, respectively, from the licensing of TPII software products to customers outside the United States, primarily banks and other financial institutions located in emerging countries and former Eastern Bloc nations. Foreign revenues generally are subject to certain risks, including collection of accounts receivable, compliance with foreign regulatory requirements, variability of foreign economic conditions and changing restrictions imposed by United States export laws. To date, all foreign customers have paid the Company in United States currency, but if future customers pay in foreign currencies, the Company would be subject to fluctuations in exchange rates. There can be no assurance that the Company will be able to manage the risks related to licensing its TPII software products and selling its services in foreign markets. See "Business -- Marketing and Customers."


DEPENDENCE ON EFT MARKET

   The TPII software products are solely for installation in the EFT market, making the Company susceptible to adverse events in that market. For example, a decrease in the number of EFT transactions by the general pub-lic or in spending by financial institutions for software and related services could result in a smaller overall market for EFT software. These factors, as well as others negatively affecting the EFT market, could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- The EFT Market."

POSSIBLE NEED FOR ADDITIONAL FINANCING

   The Company believes that the proceeds of this offering, together with anticipated cash flow from operations, will be sufficient to finance the Company's working capital requirements for a period of at least 24 months following the completion of this offering. However, since a portion of the license fee for TPII software products is not paid until acceptance by the customer and, as a result, the Company is required to fund a portion of the costs of configuration and installation of such products from available capital, any substantial increase in the number of installations or delay in payment could create a need for additional financing. In such event, there can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. The Underwriter's consent is required before the Company may complete certain types of financing. The obligation to obtain such consent may limit the Company's ability to complete such financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting."

DEPENDENCE ON RELATIONSHIPS WITH COMPUTER MANUFACTURERS


   In 1994, the Company entered into a strategic alliance with Digital Equipment International BV ("DEC"), pursuant to which such computer manufacturer agreed to market on a nonexclusive basis TPII software products in connection with DEC's world-wide sale of its computers for EFT Systems. In connection with DEC's sale of computers for EFT Systems, DEC, rather than the financial institutions, is generally the licensee of the Company's TPII software products. For the fiscal years ended April 30, 1995 and 1996 and the six months ended October 31, 1996, approximately 19%, 14% and 23%, respectively, of the Company's total revenues were derived pursuant to this relationship. The Company is, therefore, dependent upon this relationship and would be adversely affected by the loss of such relationship. The Company has a similar agreement with Unisys World Trade, Inc. ("Unisys") for Europe and Africa, but as of the date hereof, the Company has not derived any revenues pursuant to its relationship with Unisys. In addition, pursuant to an informal arrangement with IBM Thailand Company Limited ("IBM Thailand"), the Company licensed its TPII software products, through IBM Thailand, to two Asian financial institutions utilizing International Business Machine Corporation ("IBM") computers for their EFT Systems. Revenues from such licenses represented approximately 19% of the Company's total revenues during the fiscal year ended April 30, 1996. The Company is currently seeking to enter into alliances with additional computer manufacturers. See "Business -- Marketing and Customers."


GROWTH DEPENDENT ON EXPANDING CUSTOMER BASE


   Approximately 72% and 50% of the Company's software revenues for the fiscal year ended April 30, 1996 and the six months ended October 31, 1996, respectively, were derived from the licensing of its TPII software products to new customers at a fixed price. Although the Company will receive additional revenues from such customers as a result of providing ongoing maintenance services in support of its licensed TPII software and may receive additional revenues for enhancements of the TPII software products, the Company generally will not receive significant license revenues in a subsequent period from these customers. Since the Company does not usually generate repeat business from its customers, the Company will be required to continually attract new customers in order to increase revenues in the future. As a result, the Company will incur the higher marketing expenses generally associated with attracting new customers as compared to marketing expenses associated with attracting additional business from existing customers. Moreover, the Company's inability to generate additional business upon completion of its existing contracts would also have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Marketing and Customers."


FLUCTUATIONS IN QUARTERLY REVENUES AND OPERATING RESULTS

   Quarterly revenues and operating results have fluctuated and will fluctuate as a result of a variety of factors. The Company can experience long delays (i.e., between three to twelve months) before a customer executes a software licensing agreement. These delays are primarily due to extended periods of software evaluation, contract review and the selection of the computer system. In addition, following execution of the agreement, the preparation of functional specifications, customization and installation of TPII software products and the training by the Company of the financial institution's personnel in the use of the TPII software products take an average of six to twelve months, depending upon the timing of installation and final acceptance of the EFT System by the customer. Accordingly, the Company's revenues may fluctuate dramatically from one quarter to another, making quarterly comparisons extremely difficult and not necessarily indicative of any trend or pattern for the year as a whole. Additional factors effecting quarterly results include the timing of revenue recognition of advance payments of license fees, the timing of the hiring or loss of personnel, capital expenditures, operating expenses and other costs relating to the expansion of operations, general economic conditions and acceptance and use of EFT. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ATTRACTION AND RETENTION OF KEY PERSONNEL

   The Company's success depends on Frank Pascuito and Charles Caserta, its Chief Executive Officer and President, respectively, the loss of either of whom could have a material adverse effect on the Company's financial condition and results of operations. Upon completion of this offering, each of these officers will be insured under key person term life policies in the amount of $1,000,000 and will be parties to employment agreements with the Company. The Company believes that its future success also depends on its ability to attract and retain highly-skilled technical, managerial and marketing personnel, including, in particular, additional personnel in the areas of research and development, technical support and project management. Competition for personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires. See "Management."

COMPETITION


   The market for EFT software is highly competitive. The Company's TPII software products face strong competition from proprietary (legacy) and UNIX-based software. In the international EFT market, well established worldwide competition includes Transaction Systems Architects, Inc., Deluxe Data Systems, Inc., SDM International, Inc., S2 Systems, Inc., a subsidiary of Stratus Computer, Inc. ("Stratus"), SLM Software, Inc., Consolidated Software and Oasis Systems, whose products run on Tandem Computers Incorporated ("Tandem") or Stratus fault-tolerant computers with proprietary operating systems or on IBM host or industry standard computers with UNIX operating systems. In addition, third party companies provide services for processing EFT transactions, which eliminate the need for a financial institution to purchase the Company's software products. Most of the Company's current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than the Company. See "Business -- Competition."


TECHNOLOGICAL CHANGE

   The market for software in general is characterized by rapid changes in computer and software technology and is highly competitive with respect to the need for timely product innovation and new product introductions. If, for example, the UNIX operating system were no longer a significant operating system, the Company would be adversely affected if it could not adapt its TPII software products to whatever operating system becomes dominant. The Company believes that its future success, of which there can be no assurance, depends upon its success in enhancing the performance of its current TPII software products, such as the ability to handle higher volumes of card transactions and the adaptation of its software products to smart card technology, and developing new software products that address the increasingly complex needs of customers. See "Business--Software Development and Future Products."

DEPENDENCE ON PROPRIETARY TECHNOLOGY

   The Company relies on a combination of trade secret and copyright laws, nondisclosure and other contractual and technical measures to protect its proprietary rights in its software products. There can be no assurance that these provisions will be adequate to protect its proprietary rights. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Although the Company believes that its intellectual property rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company. See "Business -- Proprietary Rights."

BROAD DISCRETION IN USE OF PROCEEDS

   Approximately 32% of the net proceeds of this offering will be applied to working capital. In addition, the application of the balance of the proceeds may differ considerably from the estimates set forth herein due to changes in the economic climate and/or the Company's planned business operations or unanticipated complications, delays and expenses. According, management of the Company will have broad discretion over the use of proceeds.

LACK OF MARKET; ARBITRARY DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

   Prior to this offering, there has been no public market for the Preferred Stock or Warrants, and only a very limited trading market for the Common Stock. The Company intends to apply for listing of the Preferred Stock, Warrants and Common Stock on The Nasdaq SmallCap Market effective upon commencement of this offering. Nevertheless, there can be no assurance that an active market in any securities of the Company will develop or be sustained after this offering. In the absence of an active public trading market, an investor may be unable to liquidate his or her investment. The initial public offering prices and other terms of the Preferred Stock and Warrants were determined by negotiations between the Company and the Underwriter and are not necessarily related to the Company's assets, earnings, book value per share, its results of operations or any other generally accepted criteria of value and should not be construed as indicative of their value. See "Underwriting."

   There has been volatility in the market price of securities of technology companies. Future announcements concerning the Company or its competitors, including variations in financial results, changes in general market conditions, governmental regulations or other developments may have a significant impact on the market price of each of the Company's securities and could cause the market price of each of the Company's securities to fluctuate significantly. In addition, broad market fluctuations and general economic or political conditions may adversely affect the market price of each of the Company's securities, regardless of the Company's actual performance.


NONPAYMENT OF DIVIDENDS

   No dividends will be paid on the Preferred Stock, except that holders of Preferred Stock will be entitled to receive dividends if dividends are declared with respect to the Common Stock and, in such event, ratably with the holders of the Common Stock. The Company has never declared or paid a cash dividend on its Common Stock and does not expect to pay cash dividends in the foreseeable future. See "Dividend Policy."


SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of this offering, the Company will have outstanding an aggregate of 1,200,000 shares of Preferred Stock and 1,062,409 shares of Common Stock. All of the shares of Preferred Stock and 585,318 shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act. Of the remaining 477,091 shares of Common Stock outstanding, 386,936 shares are "restricted" shares that are owned by "affiliates" of the Company as such terms are defined under the Securities Act and 90,155 shares are "restricted" shares that are owned by nonaffiliates of the Company. Absent registration under the Securities Act, the sale of such shares of Common Stock is subject to Rule 144, as promulgated under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell in brokerage transactions, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on The Nasdaq Stock Market or a national stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Com-pany's securities prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the Preferred Stock and the Warrants and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Shares Eligible for Future Sale."

UNDERWRITER'S LIMITED UNDERWRITING EXPERIENCE; PENDING INVESTIGATION

   While certain of the officers of the Underwriter have significant experience in corporate financing and the underwriting of securities, the Underwriter has previously underwritten only three public offerings. Accordingly, there can be no assurance that the Underwriter's limited public offering experience will not affect the Company's offering of the Preferred Stock and Warrants and subsequent development of a trading market, if any, in such securities. In addition, the Underwriter is aware that the Commission is investigating certain of the Underwriter's trading practices and mark-ups in connection with the securities of an issuer whose 1995 public offering was underwritten by the Underwriter. There can be no assurance that this investigation will not adversely and materially affect this offering or subsequent trading in the Preferred Stock, Warrants and/or Common Stock of the Company. See "Underwriting."


DILUTIVE EFFECT OF OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES


   Upon completion of this offering, the Company will sell to the Underwriter warrants to purchase up to 120,000 shares of Preferred Stock and up to 170,000 warrants to purchase Preferred Stock. The Underwriter's Warrants will be exercisable at any time during the four-year period commencing one year from the date of this Prospectus. In addition, as of the date hereof, there were (i) options and warrants outstanding to purchase an aggregate of 508,392 shares of Common Stock, with exercise prices ranging from $.66 to $5.00 per share and which will expire on various dates through 2007 and (ii) certain outstanding debt convertible into a maximum of 59,524 shares of Common Stock (subject to adjustment pursuant to anti-dilution provisions). If the Underwriter's Warrants and the outstanding options and warrants are exercised and the outstanding debt is converted, the percentage of capital stock then held by the existing stockholders will be reduced. Furthermore, the Underwriter's Warrants and the outstanding options and warrants can be expected to be exercised at a time when the Company would be able to obtain funds from the sale of Preferred Stock, Common Stock or other securities at a price higher than the exercise prices thereof. See "Description of Securities" and "Underwriting."

DILUTION

   The initial public offering price of the Preferred Stock is substantially higher than the net book value of the currently outstanding Common Stock. Therefore, purchasers of the Preferred Stock will experience immediate and substantial dilution in the net tangible book value of the capital stock of the Company in the amount of $3.30 per share (66%) (based on an assumed initial public offering price of $5.00 per share of Preferred Stock). See "Dilution."

PORTION OF PROCEEDS TO REPAY DEBT

   Approximately $582,000 (11%) of the net proceeds of this offering will be used to repay a portion of outstanding debt and interest of the Company. See "Use of Proceeds."


THE NASDAQ SMALLCAP MARKET ELIGIBILITY AND MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ SMALLCAP MARKET; RISKS OF LOW-PRICED STOCKS


   The Company intends to apply for listing of the Preferred Stock, Warrants and Common Stock on The Nasdaq SmallCap Market. The Commission has approved rules imposing criteria for listing of securities on The Nasdaq SmallCap Market, including standards for maintenance of such listing. For continued listing, a company, among other things, must have at least $2,000,000 in total assets and $1,000,000 in capital and surplus, and the listed security must have a minimum bid price of $1.00 per share. Recently, a proposal has been made to increase the continued listing criteria on The Nasdaq SmallCap Market. If implemented as proposed, stricter criteria for continued listing on The Nasdaq SmallCap Market would be imposed, including the implementation of a $2,000,000 net tangible assets test, higher public float and market value of public float criteria and the implementation of new corporate governance rules. No assurance can be given that such proposal will be adopted, or, if adopted, will be adopted in its current form.


   In the event that the Company is unable to satisfy the maintenance requirements and its securities are subsequently delisted from The Nasdaq SmallCap Market, trading of the Preferred Stock, Warrants and Common

Stock would be conducted on the NASD's OTC Bulletin Board or in the "pink sheets." In the absence of the Preferred Stock or Common Stock being quoted on The Nasdaq SmallCap Market, or the Company having at least $2,000,000 in stockholders' equity, trading in the Preferred Stock, Warrants and Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for non-Nasdaq and non-exchange listed securities. Under such rule, broker-dealers who recommend "penny stocks" to persons other than established customers and institutional accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The Commission defines a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on The Nasdaq Stock Market, or an equity security issued by an issuer that has
(i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years.

   If the Company's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected, limiting the ability of broker-dealers to sell the securities and the ability of purchasers in this offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

NEED FOR CURRENT PROSPECTUS; NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES UNDERLYING THE WARRANTS

   The Warrants are being registered pursuant to a Registration Statement filed with the Commission under the Securities Act, of which this Prospectus is a part. The Warrants may be exercised and their underlying shares of Preferred Stock may be sold in any public market that may develop for the securities commencing two years after the date hereof or earlier upon the occurrence of certain events, but only during the period in which a current prospectus covering such shares is in effect. Accordingly, unless the Registration Statement is kept current by the Company and measures to qualify or keep qualified such securities in certain states are taken, investors holding the Warrants will not be able to exercise the Warrants or sell the underlying shares of Preferred Stock issuable upon exercise of the Warrants in the public market. The Company has agreed to use its reasonable best efforts to qualify and maintain a current registration statement covering such shares of Preferred Stock during the term of the Warrants. There can be no assurance, however, that the Company will be able to maintain a current registration statement. Furthermore, although the Warrants will not knowingly be sold to purchasers in jurisdictions in which they are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares of Preferred Stock issuable upon exercise of the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in the jurisdiction in which such purchasers reside, or an exemption to such qualification exists or is granted in such jurisdiction. No assurance can be given as to the ability of the Company to effect any required registration or qualification of the Preferred Stock in any jurisdiction in which registration or qualification has not already been completed.Although the Company does not presently intend to do so, the Company reserves the right to call the Warrants for redemption whether or not a current prospectus is in effect or such underlying shares are not, or cannot be, registered in the applicable states. If the Company is unable to register or qualify the shares in a particular state and no exemption to such registration or qualification was available in such jurisdiction, in order to realize any economic benefit from the purchase of the Warrants, a holder might have to sell the Warrants rather than exercising them. See "Description of Securities -- Warrants."

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

   The Warrants offered hereby are redeemable, in whole or in part, at a price of $.10 per Warrant, commencing one year after the date of this Prospectus and prior to their expiration with the Underwriter's consent; provided that (i) prior notice of not less than 30 days is given to the warrantholders; (ii) the last sale price of the Preferred Stock on each of the 20 consecutive days of trading of the Preferred Stock ending on the third busi-ness day prior to the date on which the Company gives notice of redemption has been at least $8.00 per share; and (iii) warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, or to sell the Warrants at the current market price when they might otherwise wish to hold them, or to accept the redemption price, which may be substantially less than the market value of the Warrants at the time of redemption. In addition, the issuance of additional shares of Preferred Stock upon exercise of the Warrants may have an adverse effect upon the prevailing market price of the Preferred Stock. See "Description of Securities -- Warrants."

UNDERWRITER'S INFLUENCE ON THE MARKET


   A significant number of shares of Preferred Stock and Warrants offered hereby may be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriter. Although it has no obligation to do so, the Underwriter intends to engage in market-making activities or solicited broker's activities with respect to the purchase or sale of Preferred Stock and Warrants in The Nasdaq SmallCap Market or other over-the-counter market where such securities will trade. However, no assurance can be given that the Underwriter will continue to participate as a market maker in the securities of the Company or that other broker/dealers will make a market in such securities. The Underwriter also has the right to act as the Company's exclusive agent in connection with any future solicitation of warrantholders to exercise their Warrants. Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Underwriter will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during a period prior to the commencement of any such solicitation and ending on the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Underwriter and soliciting broker/dealers may be unable to continue to make a market in the Company's securities during certain periods while the exercise of the Warrants is being solicited. Such a limitation, while in effect, could impair the liquidity and market price of the Company's securities. See "Underwriting."


                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the Preferred Stock and Warrants in this offering (assuming initial public offering prices of $5.00 per share of Preferred Stock and $.10 per Warrant) are estimated to be approximately $5,053,000 ($5,858,185 if the over-allotment option is exercised in full), after deducting the estimated underwriting discounts and offering expenses payable by the Company. The Company intends to use the proceeds as follows:

                                                                                           Percentage of
                                 Purpose                                      Amount        Net Proceeds
                               -----------                                  -----------   ---------------
Expand contract capabilities by increasing personnel and
  computer-related equipment                                                $  900,000           18%
Expand foreign marketing and licensing activities, including hiring of
  personnel and increasing advertising and public relations                    750,000           15%
Research and development for new and existing products                         600,000           12%
Purchase and renovate new office space                                         600,000           12%
Repayment of debt and interest(1)                                              582,000           11%
Working capital (2)(3)                                                       1,621,000           32%
                                                                            -----------   ---------------
     TOTAL                                                                   5,053,000          100%
                                                                            ===========   ===============


------
(1) Represents repayment of (i) approximately $47,000 of deferred principal and interest payable to the North Greenbush Industrial Development Agency (the "NG Loan"), (ii) approximately $19,000 of deferred interest payable to the New York State Science and Technology Foundation (the "Technology Loan") and (iii) $500,000 principal amount of notes (the "Notes") issued in September 1996 (the "Bridge Financing") and approximately $16,000 of accrued interest thereon payable to unrelated third parties. The NG Loan, the principal amount of which is $220,000, was originally made in January 1989, bears interest at 7 1/2% per annum and is payable in monthly installments of approximately $3,800 between May 1996 and April 2002. The Technology Loan, the principal amount of which is $250,000, was originally made in July 1989, bears interest at 7 1/2 % and is payable in installments of $80,000, $80,000 and $90,000 in April 1998, April 1999 and April 2000, respectively. The Notes bear interest at 12% per annum and are due on the earlier of (i) the closing of this offering or (ii) March 24, 1998. The proceeds of the Notes were used by the Company for the payment of indebtedness, including deferred salaries, interest and commissions, and for working capital and general corporate purposes. See "Certain Transactions."

(2) Includes the payment of $20,000 to the Underwriter upon the consummation of this offering for services as a financial consultant to be performed over a period of two years commencing upon the consummation of this offering. See "Underwriting."

(3) If all or any portion of the over-allotment option is exercised, the net proceeds therefrom will be used for working capital.


   The foregoing represents the Company's estimate of the allocation of the net proceeds of this offering, based upon the current status of its operations and anticipated business plans. It is possible, however, that the application of funds will differ considerably from the estimates set forth herein due to changes in the economic climate and/or the Company's planned business operations or unanticipated complications, delays and expenses. Any reallocation of the net proceeds will be at the discretion of the Board of Directors of the Company.

   Pending the foregoing uses, a portion of the net proceeds of this offering may be invested in certificates of deposit, United States government obligations, prime commercial paper, money market funds or similar short-term investments.


   The Company believes that the proceeds of this offering, together with anticipated cash flow from operations, will be sufficient to finance the Company's working capital requirements for a period of at least 24 months following the completion of this offering. However, since a portion of the license fee for TPII software products is not paid until acceptance by the customer and, as a result, the Company is required to fund a portion of the costs of configuration and installation of such products from available capital, any substantial increase in the number of installations or delay in payment could create a need for additional financing. In such event, there can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. The Underwriter's consent is required before the Company may complete certain types of financing. The obligation to obtain such consent may limit the Company's ability to complete such financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting."

                         PRICE RANGE OF COMMON STOCK


   The Company's Common Stock is currently quoted on the OTC Bulletin Board under the symbol IFSE. The Common Stock is traded, if at all, on a sporadic basis; therefore, the prices quoted below are not necessarily indicative of market value. The following table, which is restated to reflect a 1-for-10 reverse split of the Common Stock effectuated at the close of business on November 8, 1996, sets forth the range of the high and low bid quotations of the Common Stock on the OTC Bulletin Board for the periods indicated.


 Quarter Ended                           High*                          Low*
 ----------------                       -------                        -------
July 31, 1994                            $2.00                         $1.25
October 31, 1994                         $1.50                         $ .63
January 31, 1995                         $1.50                         $ .63
April 30, 1995                           $1.50                         $ .63
July 31, 1995                            $1.50                         $1.50
October 31, 1995                         $1.50                         $1.50
January 31, 1996                         $1.88                         $1.50
April 30, 1996                           $2.50                         $1.88
July 31, 1996                            $2.50                         $2.50
October 31, 1996                         $4.38                         $2.50

------
* The source of such quotations is the National Quotation Bureau, Inc.


   On January 13, 1997, the closing bid price of the Common Stock was $3.50. The above quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

   As of December 31, 1996, there were approximately 280 recordholders of the Common Stock.


                               DIVIDEND POLICY


   No dividends will be paid on the Preferred Stock, except that holders of Preferred Stock will be entitled to receive dividends if dividends are declared with respect to the Common Stock and, in such event, ratably with the holders of the Common Stock. The Company plans to retain any future earnings for use in its business and, accordingly, the Company does not anticipate paying dividends on its Common Stock and Preferred Stock in the foreseeable future. The payment of any dividends on the Common Stock and Preferred Stock will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors.

                                CAPITALIZATION


   The following table sets forth the capitalization of the Company (i) at October 31, 1996 and (ii) as adjusted to reflect the sale of the 1,200,000 shares of Preferred Stock and 1,700,000 Warrants offered hereby, and the application of the estimated net proceeds therefrom (assuming initial public offering prices of $5.00 per share of Preferred Stock and $.10 per Warrant). See "Use of Proceeds." This section should be read in conjunction with the Company's Consolidated Financial Statements and related notes appearing elsewhere in this Prospectus.


                                                                               October 31, 1996
                                                                        ------------------------------
                                                                            Actual        As Adjusted
                                                                         -------------   -------------
Total short-term debt, including current maturities of long term debt     $   548,886     $    29,025
                                                                         -------------   -------------
Total long-term debt, less current maturities  .......................        436,394       436,394(1)
                                                                         -------------   -------------
Shareholders' equity (deficit):
Preferred Stock, $.001 par value; 25,000,000 shares authorized; none issued or outstanding; 1,200,000 shares of Series A Convertible
  Preferred Stock issued and outstanding as adjusted(2) ..............    $         0     $     1,200
Common Stock, $.001 par value; 25,000,000 shares authorized;
  1,059,730 shares issued and outstanding; 1,059,730 shares issued and
  outstanding as adjusted(3)(4) ......................................          1,060           1,060
Additional paid-in capital  ..........................................      2,219,598       7,271,398
Accumulated deficit  .................................................     (2,854,345)     (2,854,345)
                                                                         -------------   -------------
Total shareholders' equity (deficit)  ................................    $  (633,687)    $ 4,419,313
                                                                         =============   =============



------
(1) Exclusive of long-term debt expected to be incurred upon the financing of the purchase of the Company's new facility. There can be no assurance that financing will be available on terms acceptable to the Company, or at all. See "Business -- Properties."

(2) Does not include (i) 1,700,000 shares of Preferred Stock issuable upon exercise of the Warrants, (ii) 120,000 shares of Preferred Stock issuable upon exercise of the Underwriter's Warrants and (iii) 170,000 shares of Preferred Stock issuable upon exercise of the warrants that are issuable upon exercise of the Underwriter's Warrants.

(3) Does not include (i) 3,625,000 shares of Common Stock issuable upon conversion of the Preferred Stock, including the Preferred Stock issuable upon exercise of the Warrants, the Underwriter's over-allotment option and the Underwriter's Warrants, (ii) 100,000 shares of Common Stock issuable upon exercise of the warrants sold in the Bridge Financing,
    (iii) 408,392 shares of Common Stock issuable upon exercise of outstanding stock options and (iv) a maximum of 59,524 shares of Common Stock issuable upon conversion of certain outstanding debt (subject to adjustment pursuant to anti-dilution provisions).

(4) On January 10, 1997, the authorized Common Stock was increased to 50,000,000 shares.

                                   DILUTION

   At October 31, 1996, the Company had a net tangible book value (deficit) of $(1,128,658), or $(1.07) per share of outstanding capital stock. Net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the number of shares of capital stock outstanding. After giving effect to receipt of the estimated net proceeds from the sale of the 1,200,000 shares of Preferred Stock at an assumed offering price of $5.00 per share (after deducting the estimated offering expenses), the pro forma net tangible book value of the Company would have been approximately $3,833,363, or approximately $1.70 per share of outstanding capital stock at October 31, 1996. This represents an immediate dilution of $3.30 per share, or 66%, to purchasers of Perferred Stock in this offering. The following table illustrates the per share dilution to be incurred by the public investors in this offering:


 Assumed initial offering price per share  .....................               $5.00
   Net tangible book value (deficit) per share at October 31,
     1996  ....................................................    $(1.07)
   Increase per share attributable to shares offered hereby ...      2.77

Pro forma net tangible book value per share after this
   offering ...................................................                 1.70
                                                                              -------
Dilution of net tangible book value per share to new investors                 $3.30
                                                                              =======

                           SELECTED FINANCIAL DATA


   The selected consolidated financial data as of April 30, 1996 and for the fiscal years ended April 30, 1996 and 1995 set forth below have been derived from the audited consolidated financial statements included herein. Selected consolidated financial data as of April 30, 1995 set forth below have been derived from other audited consolidated financial statements. The selected historical financial data for the six months ended October 31, 1996 and 1995 and as of October 31, 1996 set forth below have been derived from the Company's unaudited consolidated financial statements included elsewhere herein and, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation. The results of operations for the six months ended October 31, 1996 are not necessarily indicative of the Company's results of operations to be expected for the full year. This financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto appearing elsewhere herein.


                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

STATEMENT OF OPERATIONS DATA:

                                                                               Six Months Ended
                                                      Year Ended April 30,       October 31,
                                                      --------------------   --------------------
                                                                                 (unaudited)
                                                         1996       1995       1996       1995
                                                       --------   --------    --------   --------
Total revenues  ....................................    $2,441     $2,041     $1,587      $ 695
Cost of revenues and services  .....................       505        346        388        163
Operating expenses  ................................     1,934      1,857      1,021        922
Income (loss) from operations  .....................         2       (162)       178       (390)
Other income (expense)  ............................       (50)       (44)       (26)       (24)
Litigation settlement costs  .......................        --         --       (100)        --
Income (loss) before income taxes and extraordinary
  item .............................................       (48)      (206)        52       (414)
Income (loss) before extraordinary item  ...........       (48)      (206)        52       (414)
Extraordinary item - gain on debt restructuring and
  extinguishments ..................................        --        378         --         --
Net income (loss)  .................................       (48)       172         52       (414)
Net income (loss) per common share  ................    $ (.05)    $  .18     $  .04      $(.41)
Weighted average shares outstanding  ...............     1,002        953      1,043        998


BALANCE SHEET DATA:

                                             April 30,
                                          ------------------
                                                                October 31,
                                           1996      1995           1996
                                          -------   -------    ---------------
                                                                (unaudited)
Working capital (deficit)  ...........     (798)      (700)         (874)
Total assets  ........................    1,307      1,222         2,070
Total long-term debt  ................      452        635           436
Total stockholders' equity (deficit)       (728)      (832)         (634)


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

   The Company is engaged in the business of developing, marketing, and supporting software for the EFT market. Substantially all of the Company's revenues have resulted from the licensing of its family of TPII software products. The preparation of functional specifications, customization and installation of TPII software products and the training by the Company of the financial institution's personnel in the use of the TPII software products take an average of six to twelve months, depending upon the timing of installation and final acceptance of the EFT System by the customer. The customer pays 30% to 50% of the licensing fees upon execution of the licensing agreement and also makes progress payments prior to acceptance. The Company recognizes revenue under the percentage of completion method for software installation contracts. The percentage of completion method is measured by estimates of the progress towards completion as determined by costs incurred. The Company also derives recurrent revenues from furnishing certain maintenance services to its customers for the TPII software and may also receive additional revenues for additional training of customer personnel and consulting services (collectively "service revenues"). With respect to revenues for maintenance services, the Company generally receives annual payments at the beginning of the contract year. Such payments are reflected as deferred revenues and are recognized ratably during such year.

   The Company entered into an agreement with Visa in July 1996 for the licensing and installation of its TPII smart card software in connection with the operation of up to seven pilot programs. The license for each pilot program is for a term of 24 months commencing on the date such pilot program goes on-line. As of the date hereof, Visa has selected financial institutions in various countries to conduct five of the pilot programs. Revenues from the licensing of the TPII smart card software will be recognized in the same manner as revenues from the licensing of the other TPII software products.


   Occasionally, the Company resells hardware to its customers in conjunction with its TPII software installation contracts. Since such sales are isolated and random the Company is unable to predict the amount of any future hardware revenues. Revenues from these occasional hardware sales are recognized when invoiced to the customer.

RESULTS OF OPERATIONS

 SIX MONTHS ENDED OCTOBER 31, 1996 COMPARED WITH SIX MONTHS ENDED OCTOBER 31,
1995

   Total revenues of $1,586,985 for the six months ended October 31, 1996 represent an increase of $892,260, or 128.4%, over total revenues of $694,725 for the six months ended October 31, 1995. This increase in total revenues resulted primarily from a substantial increase in licensing of TPII software products. Revenues from the licensing and installation of TPII software products were $1,076,761 for the six months ended October 31, 1996, as compared to $445,614 for the six months ended October 31, 1995. Service revenues for the six months ended October 31, 1996 increased by $122,932, or 60.2%, over service revenues for the six months ended October 31, 1995. As of October 31, 1996, the Company had approximately $177,565 of deferred maintenance service revenues. Service revenue growth is expected to continue as long as the number of licenses for TPII software products increases and the customers continue to utilize such software products.

   Revenues from licensing of TPII software products in countries outside the United States accounted for 49.5% of total revenues for the six months ended October 31, 1996 as compared to 81.6% for the six months ended October 31, 1995. The decline as a percentage of total revenues resulted primarily from an increase in domestic software revenues. Such domestic software revenues increased by approximately $543,000, primarily as a result of revenues recognized from the smart card pilot programs. The Company nevertheless expects total revenues from foreign countries to continue to be a significant portion of its revenues in the future.

   Gross profit, as expressed as a percentage of total revenues, decreased to 75.6% for the six months ended October 31, 1996, as compared to 76.5% for the six months ended October 31, 1995. This slight decrease is associated with the increase in hardware revenues. Hardware revenues typically have a lower gross margin than the Company's software products. Hardware revenues were $127,884 for the six months ended October 31, 1996 as compared to $35,248 for the six months ended October 31, 1995.

   Operating expenses of $1,020,823 for the six months ended October 31, 1996 represent an increase of $99,213, or 10.8%, from operating expenses of $921,610 for the six months ended October 31, 1995. This increase in operating expenses resulted primarily from an increase in personnel. The Company expects that operating expenses will increase following completion of this offering as a result of the planned addition of new personnel in anticipation of new business relating to the licensing of TPII software products, including the TPII smart card software.

   Capitalized software costs for the six months ended October 31, 1996 were $153,983, as compared to $78,480 for the six months ended October 31, 1995. This increase in capitalized software costs resulted primarily from costs incurred with respect to the TPII smart card software technology. Such capitalized costs are being amortized on a straight line basis over the estimated five year marketing lives of the software.

   Net income was $52,051 for the six months ended October 31, 1996, as compared to a net loss of $414,325 for the six months ended October 31, 1995, primarily as a result of substantially increased licensing of TPII software products and increased service revenues.

 FISCAL YEAR ENDED APRIL 30, 1996 COMPARED TO FISCAL YEAR ENDED APRIL 30,
1995

   Total revenues of $2,440,783 for the fiscal year ended April 30, 1996 represent an increase of $399,526, or 19.6%, over total revenues of $2,041,257 for the fiscal year ended April 30, 1995. This increase in total revenues resulted primarily from increased licensing of TPII software products. Revenues from the licensing and installation of TPII software products were $1,955,657 for the fiscal year ended April 30, 1996, as compared to $1,638,004 for the fiscal year ended April 30, 1995, representing an increase of $317,653, or 19.4%.

   Revenues from licensing of software in countries outside the United States accounted for 82% of total revenues for the fiscal year ended April 30, 1996 as compared to 91% for the fiscal year ended April 30, 1995 primarily because of an increase in software revenues resulting from licensing agreements with Standard Federal Bank and Lockheed Federal Credit Union, each a United States financial institution. However, the Company expects total revenues from foreign countries to continue to be a significant portion of its revenues in the future.

   Service revenues were $412,743 for the fiscal year ended April 30, 1996, as compared to $280,080 for the fiscal year ended April 30, 1995, representing an increase of $132,663. The increased service revenues in fiscal 1996 reflects an increase in customers utilizing licensed TPII software products. As of April 30, 1996, the Company had $217,876 in deferred maintenance service revenues.

   Operating expenses of $1,933,652 for the fiscal year ended April 30, 1996 represent an increase of $77,023, or 4.1%, over operating expenses of $1,856,629 for the fiscal year ended April 30, 1995. This increase resulted primarily from an increase in technical personnel hired in anticipation of projected licenses of TPII software products for the fiscal year ended April 30, 1996 (although the actual number of licenses for the year ended April 30, 1996 ultimately proved to be lower than projected). Upon completion of this offering, the Company intends to increase its technical and marketing personnel.

   The Company incurred a net loss of $48,380 for the fiscal year ended April 30, 1996 as compared to net income of $172,215 for the fiscal year ended April 30, 1995. Net income resulted from an extraordinary gain recognized in connection with debt restructuring and extinguishments (i.e., debt forgiveness). Without giving effect to the extraordinary gain, the Company incurred an operating loss of $205,472 for the fiscal year ended April 30, 1995.

   The Company had net operating loss carryforwards of approximately $2,200,000 as of April 30, 1996. As a result of this offering, the use of such net operating loss carryforwards as an offset against future taxable income in any particular year will be significantly limited.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's primary source of funds has been operating revenue. Although total revenues increased for the fiscal year ended April 30, 1996 by approximately 19.6%, the Company's working capital deficit increased to $798,225 as of April 30, 1996 from $700,196 as of April 30, 1995. As a result, the Company was not able to meet scheduled principal and interest payments on its outstanding debt during fiscal 1996 nor pay its trade creditors on a current basis. Although software and service revenues increased for the six months ended October 31, 1996, the Company's net working capital deficit as of October 31, 1996 increased to $874,445, primarily as a result of the funding of noncurrent assets such as capitalized software costs, the purchase of equipment and deferred offering costs. The Company obtained approximately $500,000 from the Bridge Financing in September 1996. The Company believes that anticipated revenues from operations for the fiscal year ending April 30, 1997, as well as proceeds from the Bridge Financing, will be sufficient to meet current debt service requirements and operating costs of the Company through April 30, 1997. Nevertheless, the Company requires additional working capital in order to implement its plans to solicit and perform new business. The Company also believes an improved working capital position also is necessary to attract potential customers who are reluctant to do business with firms they perceive to be undercapitalized.


   The Company believes that the proceeds of this offering, together with anticipated cash flow from operations, will be sufficient to finance the Company's working capital requirements for a period of at least 24 months following the completion of this offering. However, since a portion of the license fee for TPII software products is not paid until acceptance by the customer and, as a result, the Company is required to fund a portion of the costs of configuration and installation of such products from available capital, any substantial increase in the number of installations or delay in payment could create a need for additional financing. In such event, there can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. The Underwriter's consent is required before the Company may complete certain types of financing. The obligation to obtain such consent may limit the Company's ability to complete such financing.

   A portion of the net proceeds will be used to satisfy past due amounts under the NG Loan and the Technology Loan and also to repay the Notes.

QUARTER TO QUARTER SALES AND EARNING VOLATILITY

   Quarterly revenues and operating results have fluctuated and will fluctuate as a result of a variety of factors. The Company can experience long delays (i.e., between three to twelve months) before a customer executes a software licensing agreement. These delays are primarily due to extended periods of software evaluation, contract review and the selection of the computer system. In addition following execution of the agreement, the preparation of functional specifications, customization and installation of software products and the training by the Company of the financial institution's personnel in the use of the TPII software products take an average of six to twelve months, depending upon the timing of installation and final acceptance of the EFT System by the customer. Accordingly, the Company's revenues may fluctuate dramatically from one quarter to another, making quarterly comparisons extremely difficult and not necessarily indicative of any trend or pattern for the year as a whole. Additional factors effecting quarterly results include the timing of revenue recognition of advance payments of license fees, the timing of the hiring or loss of personnel, capital expenditures, operating expenses and other costs relating to the expansion of operations, general economic conditions and acceptance and use of EFT.

INFLATION

   The Company has not experienced any meaningful impact on its sales or costs as the result of inflation.

                                   BUSINESS

INTRODUCTION

   The Company is engaged in the business of developing, marketing and supporting software products for the EFT market. The Company's family of products, marketed under the name TechNique Plus II ("TPII"), serves as a UNIX-based manager for EFT Systems. TPII software products are designed to operate with computers utilizing the UNIX operating system, are written in C programming language and incorporate Oracle relational database technology and object oriented design concepts. As a result, TPII software products are compatible with a significant portion of the industry standard computer platforms.

   An EFT System of a bank or other financial institution processes transactions involving credit cards and debit cards (e.g., ATM cards). An EFT System generally consists of one or more of the following in various configurations: automatic teller machines ("ATMs"), point of sale ("POS") terminals, a host computer of the financial institution and regional, national and international Networks, such as CIRRUS, NYCE, MAC or PLUS. TPII software products primarily route and authorize the processing of transactions through an EFT System. TPII software is offered in separate modules which perform different functions, including (i) interfacing with ATMs, POS terminals, a financial institution's host computer and Network computers, (ii) updating credit and debit card information, (iii) providing stand-in authorization for transactions when the financial institution's host computer is not operating, (iv) computing fees for transactions processed and
(v) generating reports. The TPII software products are installed generally at the financial institution's main processing facility.


   The Company's primary business objective is to become a leading world-wide supplier of UNIX-based managers for EFT Systems. To date, the Company's TPII software products have been primarily installed in EFT Systems of banks and other financial institutions located in emerging countries and former Eastern Bloc nations. As of December 31, 1996, fourteen financial institutions and two Networks were utilizing TPII software products. Certain of such financial institutions serve up to 200 ATMs and 1,000 POS terminals and the two Networks serve 22 and 5 financial institutions, respectively. In addition, agreements have been executed for the installation of TPII software products in EFT Systems of four additional financial institutions (which excludes the agreements relating to the smart card pilot programs referred to below under "Visa Contract").


EFT SYSTEMS

   Typically, the completion of a debit card or credit card transaction or the "loading" of value to a smart card involves several steps through an EFT System. First, the bank customer or a retailer inserts the customer's debit, credit or smart card issued by the bank into an ATM, POS terminal or smart card "load" device thereby requiring authorization of a transaction. The request is routed to a Network or bank computer for authorization; the authorization message is then returned to the terminal at which the transaction was originated and the transaction then is completed. The whole process is generally accomplished within thirty seconds or less. Most EFT Systems operate twenty-four hours a day, seven days a week.

   The routing and authorization of EFT transactions is a complex activity due to the large number of locations and variety of devices through which transactions can be generated, the large number of card issuers in the market, the high transaction volumes, the geographic dispersion of the Networks, the differing types of authorization and the varied reporting requirements. In addition, there are many variations to an EFT System. For example, ATMs, POS terminals or smart card "load devices" may be connected to one or several Network computers, in which case transaction authorization can be processed by the Network computer, with authorization and record information transmitted to the bank computer, if appropriate. Many smaller banks utilize processing firms for all or portion of their transactions or several banks establish a joint venture to process credit and debit card transactions.

THE EFT MARKET

   The EFT market has expanded considerably both domestically and internationally. In the United States, growth has occurred in all sectors of the market, including ATMs and POS terminals. For example, as of September 1995, there were approximately 122,700 ATMs and 554,300 POS terminals in the United States, an increase of 12.5% and 47.6%, respectively, from 1994 (Bank Network News - EFT Network Data Book - 1995

Edition). These ATMs and POS terminals generated in the aggregate approximately 807.4 million and 64.6 million transactions per month, respectively, an increase of 14.6% and 36.9%, respectively, from 1994 (Bank Network News - EFT Network Data Book - 1995 Edition). The number of ATMs in the United States is expected to increase to 135,000 by 1997 (Investors Business Daily - 11/21/94). As of March 1995, there were approximately 540,000 ATMs deployed in the world, with predictions of growth to approximately 937,000 by the year 2000 (Nilson Report - 9/94 and 3/95). (Statistics and industry estimates referred to herein are based on certain industry publications, which the Company relies upon in the conduct of its business and believes are generally relied upon by other industry participants.)

   The Company expects increases in EFT transaction volume and more complex payment systems to be major trends in the marketplace for the reasons set forth below:

   o Many regions of the world are experiencing economic growth. Moreover, credit and debit cards are being issued to a larger portion of the world's population, and consumer use of credit and debit technology is increasing. Demographic factors should also contribute to EFT transaction growth, as generations of consumers who are comfortable with technology gain more wealth.

   o Lower technology costs make it more economical to deploy devices and create the networks necessary to implement EFT systems and move away from traditional paper-based payment processes.

   o Banks find EFT-based transactions attractive, since they provide fee-based revenue.

   o The current trend in bank consolidation may result in nationwide expansion in ATMs and POS terminals.

   o Alternatives to banking at the financial institution's facilities (such as the Internet) will offer consumers additional ways to access banking services. This is consistent with efforts of financial institutions to move transactions from branches to less expensive, unmanned electronic points of delivery such as "self- service banking" and home banking. The emergence of smart cards with the stored value option should further increase the volume of electronic transactions, including the ability to load value to a card from devices in the home, as well as at the existing ATM base.

TPII SOFTWARE PRODUCTS

   The TPII software products are EFT Systems managers. Such software products primarily route and authorize the processing of transactions through an EFT System, thereby enabling the system to interface or communicate with other systems and Networks, as well as to provide other functions. TPII software products generally can be configured to (i) act as a front-end to a financial institution's host computer, (ii) perform as a switch connected to multiple financial institutions' host computers and Networks or (iii) act as an authorization-only system for financial transactions.

   As a front-end system, TPII software products can intercept transactions from a financial institution's terminals and route them to the institution's host computer. This eliminates expenses that may be charged by data processing facilities or Networks. For example, a transaction initiated by the customer of a bank at the bank's ATM that is part of a larger shared Network generally is initially routed to the Network computer for a fee before it is routed back to the bank's host computer, typically referred to as an "on-us" transaction. The TPII front-end system, however, routes the "on-us" transaction directly to the bank for processing, thereby bypassing the Network.

   As a switch, TPII software products can route transactions between multiple host computers of financial institutions for authorization of transactions. In this environment, ATMs, POS terminals and smart card "loading" devices of a financial institution are on-line to such financial institution's host computer and such host computer is on-line to the TPII software. If such financial institution's host computer receives a transaction request from an ATM, POS terminal or smart card "loading" device requiring an authorization from another financial institution which is part of the Network, then the request is transmitted to the Network utilizing the TPII software and the TPII software routes the request to the proper financial institution's host computer for authorization, which then transmits the authorization response back to the Network. The TPII software then routes the authorization response to the original requesting financial institution. In this environment, the TPII software can also authorize the transaction if the financial institution from which the authorization is requested is unavailable.

   As an authorization-only system, TPII software products receive authorization requests from various Network switches. In this environment, the TPII software is installed at the financial institution's main office, but is not interfaced with any of that institution's ATMs, POS terminals or smart card load devices. Instead, it will authorize transactions initiated by credit cards, debit cards and/or smart cards issued by the institution to its customers when the customers utilize terminals and devices owned by other financial institutions. In this environment, a transaction request originating at another financial institution's ATM, POS terminal or smart card "loading" device by the customer is transmitted to a Network switch and the Network switch will route the transaction request to the TPII software. The TPII software will then route the transaction to the host computer of the financial institution utilizing TPII software for authorization. If such institution's host computer is unavailable, then the TPII software will authorize the transaction and transmit the response back to the proper Network switch.

   TPII software products can be installed at the financial institution's main office, a branch or at a data processing facility. TPII software products permit 7-day, 24-hour remote banking by storing customer balance files and communicating with the customers' in-house computer(s) or data center(s) on a continuous (real time) or batch (delayed) basis with no changes required to existing host application software. TPII software products are capable of sending or receiving messages from ATMs, POS terminals, Networks and host computers. Such products may authorize transactions without the necessity of interfacing with the host computer and can periodically input the transactions into the host computer.

   TPII software is offered in separate modules depending on the function to be performed. Set forth below is a description of the various modules of the Company's TPII software products:

       ATM, POS, Smart Card, Host and Network Interfaces each provide for the access to and messages between a financial institution's or Network's EFT System and its associated terminals or processors.
       The Card Management Module is responsible for the updating and maintenance of a relational database of card data. This module is capable of maintaining the day-to-day history of the existing card base and is used for both the ordering of new cards and the replacement of lost or damaged cards.
       The Stand-In Module is primarily responsible for the logging of transactions whenever communications are not available between the EFT System and the host due to host failure or scheduled host downtime. When communications are re-established the Stand-In Module is responsible for sending stand-in transactions to the host.
       The Settlement Processing Module is responsible for the computation of fees for both the Network and issuer transactions processed on an EFT System and is responsible for generating operational and statistical reports in industry standard format for terminals, banks and Networks.
       The Authorization Module provides, if required, transaction authorization using various methods.
       The Software Distribution Module is responsible for the down-line loading of various configuration parameters to the ATM terminals and to encrypt and decrypt the personal identical number (PIN) portion of the message to or from ATMs. The encryption and decryption processes are performed by the connected Host Security Module on behalf of the Software Distribution program.
       The Device Monitor Module is responsible for supplying the ATM Network manager with real time device status monitoring. When the device monitor module determines the need to inform the manager of a particular condition, it will send a warning message indicating the problem.

VISA CONTRACT

   The Company has adapted its TPII software to manage EFT Systems that process transactions involving the "loading" of value on smart cards. A smart card is a plastic card with an electronic chip that acts as a small computer. These cards can include a stored value feature, which enables the holder to "load" a fixed amount of purchasing power or cash equivalent on the card as authorized. As a result, the holder can purchase items or services without the necessity of carrying cash or entering into a credit card transaction. For example, the smart card may be activated with $60.00 of purchasing power by inserting the smart card into a smart card terminal

(i.e. a "loading" device). The card holder then uses the smart card to purchase a product for $12.00, which reduces the purchasing power of the smart card to $48.00. The stored value on the card can be changed at a participating ATM or other terminal. This system is not yet operational.


   The Company has developed software for Visa to manage an EFT System that facilitates the "loading" of value on a smart card through a bank's terminals. As a result of a successful test of the Company's TPII smart card software, Visa entered into an agreement with the Company in July 1996 for the licensing and installation of this software in connection with the operation of up to seven pilot programs for the purposes of evaluating the TPII smart card software and other aspects of the smart card system. The license for each pilot program is for a term of 24 months commencing on the date such pilot program goes on-line. As of the date hereof, Visa has selected financial institutions in the following countries to conduct five of the pilot programs: the United States, the United Kingdom, Japan, Germany and Italy. The Company anticipates that the first pilot program that will become operational will be in Germany during the first calendar quarter of 1997. Although there can be no assurance, the Company anticipates that revenues from its agreement with Visa will have a material impact on its financial position during the next 9-12 months.

   The Company is also negotiating with a financial institution to implement the "loading" of value to a smart card adapted for use with that institution's MasterCard. There can be no assurance that the Company and the financial institution will enter into an agreement.


LICENSING, SERVICES AND TRAINING

   The Company licenses its TPII software products pursuant to a non-exclusive perpetual licensing agreement. Under these agreements, the customer receives the non-exclusive right to use one copy of the software product on designated equipment upon payment of a one-time fixed license fee. Each financial institution's computer requires a separate copy of the TPII software and the license portion of the fee is incurred for each copy of the software installed. The Company trains the financial institution's personnel in the use of the TPII software products.

   The TPII software products generally involve customization to enable the TPII software to interface with a customer's unique host software and to meet the particular needs of the customer. For example, each financial institution has different software operating various ATMs or POS terminals, as well as bank and Network computers, requiring modification to configure with the Company's TPII software. Licenses for TPII software products generally begin at $180,000 and average approximately $300,000 per contract depending upon the modules selected. Payments under these types of contracts are usually made in several stages commencing with signing of the license agreement and then as certain milestones are completed. Following this offering, the Company intends to evaluate the feasibility of licensing its TPII software products on a fee-per-transaction basis in addition to, or in lieu of, the one-time licensing fee structure currently used.

   The Company generally warrants its TPII software products for 90 days. Subsequent to the warranty period of the TPII software products, the Company provides maintenance services with respect to such software products. Yearly service fees are typically 15% of the original TPII software license fee, subject to annual increases based on changes in the Consumer Price Index in the United States, and are generally payable annually in advance. During the period of service, the customer receives copies of the Company's latest standard releases and any software enhancements that the Company considers to be logical improvements. These releases and enhancements are accompanied by documentation updates as necessary.

   For an additional fee, the Company will provide additional training of customer personnel. Depending on the complexity of the customer's system, training can take from 2-4 days to 2-4 weeks.


   Oracle Corporation has granted the Company, in exchange for the payment of royalties to Oracle, a nonexclusive license to use, and grant sublicenses with the respect to, the Oracle relational database software which is incorporated into the TPII software products.


SPECIAL DEVELOPMENT CONTRACTS

   The Company performs specialized software modifications or enhancements to its TPII software for its customers, such as enhancing the TPII software to issue postage stamps at an ATM terminal. The Company generally receives a fee for the modification and has all proprietary rights to the software developed and may then include the modification in its standard TPII software products. The Company finds these contracts to be beneficial because of the resulting enhancements to its base software products.

MARKETING AND CUSTOMERS


   TPII software products generally have been primarily installed in EFT Systems of banks and other financial institutions located in emerging countries and former Eastern Bloc nations which operate or are members of geographically-distributed EFT Systems or Networks servicing large volumes of transactions through many types of devices. They include the following:
Budapest Bank, Budapest, Hungary; Ceska Sporitelna, Prague, Czech Republic; Slovak State Savings Bank, Bratislava, Slovak Republic; and Trustee's Saving Bank, Cork, Ireland. Certain of such financial institutions serve up to 200 ATMs and 1,000 POS terminals. In addition, the Company has recently licensed its TPII software products to two United States financial institutions, Standard Federal Bank, Detroit, Michigan and Lockheed Federal Credit Union, Burbank, California.

   In 1994, the Company entered into a strategic alliance with DEC, pursuant to which such computer manufacturer agreed to market on a nonexclusive basis TPII software products in connection with DEC's world-wide sale of its computers for EFT Systems. In connection with DEC's sale of computers for EFT Systems, DEC, rather than the financial institutions, is generally the licensee of the Company's TPII software products. For the fiscal years ended April 30, 1995 and 1996 and the six months ended October 31, 1996, approximately 19%, 14% and 23%, respectively, of the Company's total revenues were derived pursuant to this relationship. The Company is, therefore, dependent upon this relationship and would be adversely affected by the loss of such relationship. The Company has a similar agreement with Unisys for Europe and Africa, but as of the date hereof, the Company has not derived any revenues pursuant to its relationship with Unisys. In addition, pursuant to an informal arrangement with IBM Thailand, the Company licensed its TPII software products, through IBM Thailand, to two Asian financial institutions utilizing IBM computers for their EFT Systems. Revenues from such licenses represented approximately 19% of the Company's total revenues during the fiscal year ended April 30, 1996. The Company is currently seeking to enter into alliances with additional computer manufacturers.


   The Company also markets its products directly through Charles J. Caserta, President of the Company, and Simon J. Theobald, Director of the Sales and Marketing Division in the Company's European office based in London. The Company intends to hire additional sales personnel after this offering.

   The Company's software product information is disseminated internally within DEC through in-house newsletters and other promotional tools. Products are also advertised, to a limited extent, in user publications and at various trade shows. Upon completion of the offering, the Company intends to engage an advertising agency to implement a marketing campaign, including advertising in publications targeted for financial institutions.

BACKLOG AND DEFERRED MAINTENANCE SERVICE REVENUES

 BACKLOG


   As of October 31, 1996 and 1995, the Company had backlog of approximately $942,000 and $1,182,000, respectively, in software license fees. The backlog was higher as of October 31, 1995 as the Company had more license agreements in process at that date as compared to October 31, 1996. Additionally, the stages of completion on contracts in process as of October 31, 1995 were generally less than the stages of completion on contracts in process as of October 31, 1996. The Company includes in its backlog all license fees not included as revenues under the percentage of completion method to the extent that the Company contemplates recognition of the related revenues within one year. Between November 1, 1996 and December 31, 1996, the Company entered into a new license agreement with a financial institution for an additional $303,500 in software license fees. There can be no assurance that the contracts included in backlog will actually generate the specified revenues or that the actual revenues will be generated within the one year period.


 DEFERRED MAINTENANCE SERVICE REVENUES


   As of October 31, 1996 and 1995, the Company had deferred maintenance service revenues of approximately $178,000 and $120,000, respectively. As more TPII software products are installed, maintenance service revenues are expected to increase.

COMPETITION

   The development and marketing of software for financial institutions is highly competitive. The Company encounters both direct and indirect competition from several different sources which vary depending on the particular product or services involved and the size of the customer served. Many of these competitors have greater financial resources than the Company. In addition, many of the larger financial institutions have developed their own systems internally. However, the Company believes its TPII software products will continue to be competitive based on cost and technology.

   The Company's TPII software products face strong competition from proprietary (legacy) and UNIX-based software. In the international EFT market, well established worldwide competition includes Transaction Systems Architects, Inc., Deluxe Data Systems, Inc., SDM International, Inc., S2 Systems, Inc., a subsidiary of Stratus, SLM Software, Inc., Consolidated Software and Oasis Systems, whose products run on Tandem or Stratus fault-tolerant computers with proprietary operating systems or on IBM host or industry standard computers with UNIX operating systems.

   The Company also encounters competition from original equipment manufacturers such as NCR Corporation, Interbold, Fujitsu and Omron; EFT software system integrators such as Kirchman Corporation, Hogan Systems, Inc., ARKSYS (formerly known as Arkansas Systems), Jack Henry and Diebold, Incorporated; and EFT shared regional networks such as NYCE, MAC and HONOR. Price competition is considerable, with discounting from list used as an inducement to buy software and mainframes or to become members of the Networks.

   The Company is aware of only a limited number of companies primarily marketing UNIX-based products for EFT Systems. The Company is also aware that S2 Systems, Inc. has developed its own UNIX-based transaction processing package and Transaction Systems Architects, Inc. has begun to market a UNIX-based product, TRANS 24.

   There are numerous companies which offer EFT outsourcing services. These third party providers primarily drive ATMs belonging to financial institutions. A significant portion of all of ATM transactions are processed by these third party providers. The principal companies in this area are:
Electric Data Systems (EDS), Deluxe Data Corporation, Affiliated Computer Services, Inc., Fiserv, Inc., Money Access Services (MAC), Information Services and First Data Corporation.

   The retail POS market is rapidly growing and numerous participants are positioning themselves to capture various segments of the market. Most of these companies are well established, have greater financial resources than the Company and an established customer base. There can be no assurance that the Company can make any inroads in this highly competitive marketplace or that its efforts will be successful.

   In the smart card market, the Company is aware of other financial institutions attempting to develop their own smart card technology and is unable to predict which technology, if any, will become the industry standard.

SOFTWARE DEVELOPMENT AND FUTURE PRODUCTS

   In an effort to license TPII software products to larger financial institutions, the Company will test its software for use in managing EFT Systems with a greater number of ATMs and POS terminals than in the EFT Systems currently utilizing the Company's TPII software products. Establishing this capability will permit the Company to market TPII software products to financial institutions with larger EFT Systems which may be reluctant to use the Company's TPII software without proof of its capabilities in that environment.

   Competition, technological advances, changes in customer requirements, deregulation and other regulatory changes affecting financial institutions necessitate an ongoing enhancement and development effort to meet the comprehensive processing needs of banks and other financial institutions. As a result, the Company will continue ongoing expenditures for enhancement of the Company's existing software products that take advantage of technological advances and respond to the increasingly sophisticated requirements of its customers. Enhancements to existing customers are delivered as add-ons to the licensing agreements for additional license fees.


   The Company may devote a portion of the net proceeds of this offering to further develop products and services relating to the "loading" of value on the smart card. Financial institutions utilizing smart cards must provide for the personalization of the smart cards as well as a purchase terminal system, a collection system and a clearing system. The Company may consider developing, itself or jointly, one or all of these products and services and may also explore the possibility of providing a turnkey or single vendor solution for financial institutions in this area.


   The Company believes that its TPII software products can be adapted for telephone and Internet/computer banking. The Company intends to evaluate the potential for these markets upon the completion of this offering.

   The Company will also attempt to market additional services to the EFT industry. Such services will include custom services, as well as facilities management services. Facilities management services entail the operation on a fee-basis of an EFT System by the Company's personnel at the customer's facility.

PROPRIETARY RIGHTS

   The Company does not own any patents or registered copyrights. The Company relies on a combination of trade secret and copyright laws, nondisclosure and other contractual provisions and technical measures to protect its proprietary rights. The Company distributes its TPII software products under software license agreements which typically grant customers nonexclusive licenses to use the products. Use of the software products is usually restricted to designated computers at specified locations and is subject to terms and conditions prohibiting unauthorized reproduction or transfer of the software products. The Company also seeks to protect the source code of its software products as a trade secret. The Company also obtains confidentiality agreements from its employees, customers and others who have access to its software products. Despite these precautions, there can be no assurance that misappropriation of the Company's software products and technology will not occur.

   Although the Company believes that its intellectual property rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company. Further, there can be no assurance that intellectual property protection will be available for the Company's products in certain foreign countries.

REGULATIONS

   The Company's applications are utilized primarily by financial institutions. Such institutions are subject to state, federal or foreign regulation. Hence, it is possible that banking regulations may have a material effect on the Company's operations. In addition, the TPII software products are subject to export regulations, including regulations relating to encrypted software, which require prior approval of the licensing of the software to customers located in foreign countries. To date, however, the Company has not experienced problems complying with these regulations.

EMPLOYEES


   As of October 31, 1996, the Company had thirty-seven employees, thirty-five of whom were full time. Two employees comprise the direct sales force; twenty-seven employees are involved in product development, technical support and services and eight employees are involved in office administration. Additionally, the Company engages various consultants from time to time to assist with product development and enhancements to existing products.


   The Company believes it can continue to attract skilled personnel for all areas and has been able to keep turnover to a minimum. However, the competition to employ skillful professionals is intense. None of the employees are covered by a collective bargaining agreement and there have been no work stoppages. Management believes that relations with its employees are good.

PROPERTIES


   The Company's current headquarters, which consist of approximately 8,500 square feet of leased office space, is located at 185 Jordan Road, Rensselaer Technology Park, Troy, New York. The term of this lease expires on July 31, 1999. The Company has the option to renew the lease at a mutually agreeable rental at least

30 days prior to expiration. The current annual base rental amount is $82,476. In addition to base rent, the Company pays a pro-rata share of operating costs.

   In order to have sufficient space for its projected expanded operations, the Company entered into a Purchase and Sale Agreement as of December 17, 1996 for the acquisition of a ground lease expiring on May 25, 2083 and a building with approximately 35,000 square feet of space located at 300 Jordan Road, Rensselaer Technology Park, Troy, New York. The Company intends to use approximately 20,000 square feet of this new facility for its operations. The purchase price of such facility is $995,000, of which an initial deposit of $20,000 has been paid. An additional deposit of $30,000 is due on February 28, 1997 and the balance is due on March 14, 1997 on the satisfaction of certain matters. The Company estimates that an additional $400,000 will be necessary for the renovation of such facility. The Company intends to use approximately $600,000 of the net proceeds to fund such purchase and renovation with the balance to be funded by a mortgage. There can be no assurance that a mortgage will be available on terms acceptable to the Company, or at all. If the Company is unable to obtain a mortgage for this facility, it would not proceed with the purchase. In such event, it would forfeit any deposits paid towards such purchase. If the Company acquires and moves into this new facility, the landlord of the Company's current lease has agreed to terminate such lease without any further obligations by the Company.

   The Company's European Sales and Marketing office is also leased and is located at Salamander Quay (West), Park Lane, Harefield, Uxbridge, Middlesex, UB9 6NZ, England. This office consists of approximately 890 square feet. The term of this lease expires in June 1999. The current annual base rental amount is approximately $22,000.


LEGAL PROCEEDINGS


   On June 15, 1989 the Company commenced an action against SLM Software, Inc. ("SLM"), a competitor of the Company, in the Supreme Court of the State of New York. The action sought money damages from SLM for fraud and breach of contract, and further sought rescission of a certain contract between the parties. Thereafter, SLM commenced a separate action against the Company in the civil trial courts of the province of Ontario, Canada. All litigation between the parties was settled on December 4, 1996 with the Company paying $100,000 to SLM.


   The Company is not aware of any other legal proceedings.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The directors and executive officers of the Company are as follows:

 Name                   Age                                Position
 -------------------   -----   -----------------------------------------------------------------
Frank A. Pascuito  .    40    Chairman of the Board, Chief Executive Officer and Director
Charles J. Caserta      40    President and Director
Simon J. Theobald  .    33    Director of Sales and Marketing for the London office and Director
Carman A. Pascuito      37    Controller and Secretary
Jerald Tishkoff  ...    59    Director
Arnold Wells  ......    77    Director

   Frank A. Pascuito has been the Chief Executive Officer and Chairman of the Board of the Company since 1989. Mr. Pascuito co-founded the Company's predecessor company, IFS International, Inc. (formerly named Avant-Garde Computer Systems, Inc.), a New York corporation engaged in the development and marketing of software (the "Predecessor"), in 1981 and served as its President until November 1987 and as its Vice President of Product Planning until 1989. Prior to 1981, he was employed by NCR Corporation's ATM software development team. As a consultant to NCR in 1979, he assisted in the development and performed the installation of the first on-line/off-line ATM system for NCR in the United States. Mr. Pascuito has over ten years of operating and marketing experience in EFT system design, sales and service. Mr. Pascuito is a graduate of the State University of New York at Potsdam with a B.S. degree in Computer Science. He is active in several area organizations dealing with technology, software, and world trade.

   Charles J. Caserta has been the President and a director of the Company since 1989. Mr. Caserta co-founded the Predecessor in 1981 and served as its Chairman until November 1987 and as its Vice President of Sales until 1989. Mr. Caserta has over ten years of consulting and marketing experience in EFT system design, sales and service. Mr. Caserta is a graduate of Villanova University with a B.A. degree in English.

   Simon J. Theobald has been a director of the Company since December 1994 and has been the Director of Sales and Marketing of the European Division based in London since 1992. From 1986 to April 1992, he was employed by Applied Communications Inc., a subsidiary of Transaction Systems Architects, Inc. Mr. Theobald has more than fifteen years experience in the electronic funds transfer industry. Mr. Theobald is a graduate of De-Havilland College with a degree in computer studies and technology.

   Carmen A. Pascuito has been Secretary of the Company since December 1996 and its Controller since 1989. Mr. Pascuito joined the Predecessor in 1985 as a staff accountant and became its controller in 1988. Mr. Pascuito is a graduate of Siena College with a B.B.A. degree in Accounting.

   Jerald Tishkoff has been a director of the Company since May 1994. Since 1991, Mr. Tishkoff has been Director of Marketing and a member of the Board of Directors of Allen Technologies, Inc., a private company that provides interactive television networks to schools and hospitals. Between 1967 and 1991, he was Director of Marketing of Wells National Services, a provider of interactive television networks to hospitals. He serves on the Advisory Board of the Jewish Federation, a charitable organization. He is a graduate of Western Reserve University of Cleveland with a B.B.A. degree and attended Western Reserve University Law School.

   Arnold Wells has been a director of the Company since 1986. Since 1976, Mr. Wells has been a private investor and consultant in the health and communications fields. Mr. Wells organized Wells Television (subsequently named Wells National Services). In 1978, Mr. Wells formed WellsArt Limited, a company which is engaged in the publishing and licensing work of prominent artists. Mr. Wells is a graduate of Western Reserve University with a B.A. degree.

   Frank A. Pascuito and Carman A. Pascuito are brothers.

   Pursuant to the terms of the Underwriting Agreement, the Underwriter will have the right to nominate a member of the Board of Directors and the Company will use its best efforts to have such nominee elected to the Board. As of the date hereof, the Underwriter has not nominated any such person. See "Underwriting."

   Promptly after the consummation of this offering, the Company will appoint an audit committee. One of the members of such committee will be the director, if any, who is designated by the Underwriter and another member of such committee will be an independent director.

EXECUTIVE COMPENSATION

   The following table sets forth information concerning compensation paid or accrued by the Company or its subsidiary for services rendered during the fiscal years ended April 30, 1996, 1995 and 1994 to the Company's Chief Executive Officer. No executive officer had total annual compensation which exceeded $100,000 during such fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                                 Other                                                   All
                                                                 Annual      Restricted     Securities                  Other
        Name and            Fiscal                              Compen-        Stock        Underlying       LTIP      Compen-
   Principal Position        Year      Salary(1)      Bonus      sation       Award(s)      Option(s)      Payouts      sation
 -----------------------   --------   ------------    -------   ---------   ------------   ------------    ---------   ---------
Frank Pascuito  ........     1996       $88,000        $-0-       $-0-          $-0-           -0-           -0-         $-0-
   Chief Executive Officer   1995       $88,000        $-0-       $-0-          $-0-           -0-           -0-         $-0-
                             1994       $78,454(2)     $-0-       $-0-          $-0-           -0-           -0-         $-0-

------
(1) Does not include accrued interest of $5,706, $5,336 and $4,669 for the fiscal years ended April 30, 1996, 1995 and 1994, respectively, for salaries earned but deferred. The interest rate on such deferred salaries is 12% per annum. See "Certain Transactions."

(2) Includes deferred salary in the amount of $6,769.

   Set forth below with respect to Frank Pascuito is further information concerning options to purchase Common Stock under the Company's stock option plan.

                                                                    Number of Securities             Value of Unexercised
                           Number of Shares                        Underlying Unexercised                In-the-Money
                            of Common Stock                     Options as of April 30, 1996    Options as of April 30, 1996(1)
                              Acquired on                      -------------------------------  -------------------------------
           Name                Exercise       Value Realized    Exercisable    Unexercisable     Exercisable     Unexercisable
 ------------------------   ----------------  --------------   -------------   ---------------  -------------   ---------------
Frank Pascuito,
  Chief Executive Officer          0                0             50,773             0             $86,623            $0

------
(1) Based on a market price of $2.50 per share at April 30, 1996.

EMPLOYMENT AGREEMENTS

   Upon the completion of this offering, Frank A. Pascuito and Charles J. Caserta will each enter into a three year employment agreement with the Company, effective as of January 1, 1997, which will provide for their employment as Chairman of the Board and President, respectively. Under their respecive agreements, Messrs. Pascuito and Caserta will each receive a base salary of $110,000 per year for each of the first two years and an amount to be determined by the Board of Directors for the third year. In addition, Messrs. Pascuito and Caserta each will be entitled to commissions of 8% on revenues during any fiscal year in excess of $425,000 pursuant to licenses agreements generated by their respective sales efforts. The Board of Directors may in its discretion grant bonuses to Messrs. Pascuito and Caserta. Pursuant to these employment agreements and not pursuant to any option plan, Messrs. Pascuito and Caserta also will each receive options to purchase 75,000 shares of Common Stock at an exercise price of $5.00 per share. Each agreement contains a restrictive covenant requiring the executive not to compete with the Company for the term of the agreement and for two years following termination of service. Each agreement provides for a car allowance.

STOCK OPTION PLANS

   The Company has two option plans: the 1996 Stock Option Plan (the "1996 Plan") and its prior stock option plan (the "Plan").

   The 1996 Plan provides for the granting of options which are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986 or as options which are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). The total number of shares of Common Stock reserved for issuance under the 1996 Plan is 300,000. Options to purchase shares may be granted under the 1996 Plan to persons who, in the case of Incentive Stock Options, are key employees (including officers) of the Company or any subsidiary of the Company, or, in the case of Nonstatutory Stock Options, are key employees (including officers) or nonemployee directors of, or nonemployee consultants to, the Company or any subsidiary of the Company.

   The 1996 Plan provides for its administration by the Board of Directors or a committee chosen by the Board of Directors, which has discretionary authority, subject to certain restrictions, to determine the number of shares issued pursuant to Incentive Stock Options and Nonstatutory Stock Options and the individuals to whom, the times at which and the exercise price for which options will be granted.


   The exercise price of all Incentive Stock Options granted under the 1996 Plan must be at least equal to the fair market value of such shares on the date of the grant or, in the case of Incentive Stock Options granted to the holder of more than 10% of the Company's Common Stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which Incentive Stock Options may be granted is ten years from the date of grant (five years in the case of an individual owning more than 10% of the Company's Common Stock). The aggregate fair market value (determined at the date of the option grant) of shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000.


   As of the date hereof, no options have been granted pursuant to the 1996
Plan.

   The Plan provides for the issuance of options to purchase Common Stock to key employees, officers, directors and consultants. As of the date hereof, there were options outstanding to purchase 258,392 shares of Common Stock under the Plan. All options are exercisable at prices ranging from $.66 to $3.50 per share and expire in various years between 1997 - 2006. As of the date hereof, options to purchase 107 shares of Common Stock were available for grant under the Plan.

   The exercise price of all future option grants will be at least 85% of the fair market value of the Common Stock on the date of grant.

                            PRINCIPAL STOCKHOLDERS


   The following table sets forth certain information regarding beneficial ownership of the Common Stock as of December 31, 1996 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company and (ii) all directors and executive officers as a group. No director, executive officer or 5% or greater stockholder is the beneficial owner of any shares of Preferred Stock. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                    Name and Address of                        Number Of Shares     Percentage
                      Beneficial Owner                        Beneficially Owned     of Class
 ----------------------------------------------------------   ------------------   ------------
Frank Pascuito  ...........................................        307,757(1)          25.8%
Rensselaer Technology Park
185 Jordan Road
Troy, NY 12180
Charles J. Caserta  .......................................        307,757(2)          25.8%
Rensselaer Technology Park
185 Jordan Road
Troy, NY 12180
Simon J. Theobald  ........................................         44,604(3)           4.0%
Little Elms, 12 Green Lane,
Croxley Green, Rickmansworth,
Hertfordshire, WD3 3HR England
Jerald Tishkoff  ..........................................         37,486(4)           3.5%
2620 S. Glen
University Heights, Ohio 44122
Arnold Wells  .............................................          5,500(5)            .5%
1100 Madison Avenue
New York, NY 10028
All directors and executive officers as a group (5
   persons) ...............................................        703,104(6)          51.1%


------
(1) Includes 128,549 shares issuable upon exercise of stock options.

(2) Includes 128,549 shares issuable upon exercise of stock options.

(3) Includes 44,584 shares issuable upon exercise of stock options.

(4) Includes 7,486 shares issuable upon exercise of stock options.


(5) Includes 5,000 shares issuable upon exercise of stock options.


(6) Includes 314,168 shares issuable upon exercise of stock options.


                             CERTAIN TRANSACTIONS


   Frank Pascuito deferred salaries for the five fiscal years ended April 30, 1995 in the aggregate amount of $60,765. Such deferred salaries bore interest at the rate of 12% per annum until September 30, 1996, which interest aggregated $31,013 as of such date and was also deferred. As of December 31, 1996, the Company had repaid $36,396 of deferred salaries and anticipates that the balance of the deferred salaries and interest will be paid prior to the commencement of this offering.

   Charles Caserta deferred salaries for the five fiscal years ended April 30, 1995 in the aggregate amount of $62,439. Such deferred salaries bore interest at the rate of 12% per annum until September 30, 1996, which interest aggregated $34,464 as of such date and was also deferred. As of December 31, 1996, the Company had repaid all of the deferred interest and anticipates that the deferred salaries will be paid prior to the commencement of this offering.

   Simon J. Theobald, Director of Sales and Marketing for the London office of the Company, receives a base salary of $75,000 and a commission in the amount of 8% of gross revenues of any licensing agreement for which he provides sales and marketing services. During the fiscal years ended April 30, 1995 and 1996 and the six months ended October 31, 1996, Mr. Theobald earned $154,592, $115,500 and $84,133, respectively, in salaries and commissions.


   In September 1996, the Company, as part of the Bridge Financing, sold to unrelated third parties $500,000 principal amount of the Company's Notes for $500,000 and warrants to purchase 100,000 shares of Common Stock for $5,000. The Notes bear interest at 12% per annum and are due on the earlier of March 24, 1998 or closing of this offering. The warrants are exercisable at $2.50 per share, subject to adjustment, at any time until September 24, 2001.

   The Company believes that all transactions with officers were made on terms no less favorable to the Company than those available from unaffiliated parties. All future transactions between the Company and its officers, directors and 5% shareholders will be on terms no less favorable than could be obtained by independent third parties and will be approved by a majority of the independent disinterested directors of the Company.

                          DESCRIPTION OF SECURITIES


   The following descriptions of the Company's securities are qualified in all respects by reference to the Certificate of Incorporation and By-laws of the Company, the Certificate of Designation of the Preferred Stock and the warrant agreement (the "Warrant Agreement"), dated as of _________, 1997, by and between the Company, American Stock Transfer & Trust Company (the "Warrant Agent") and the Underwriter, copies of which are filed as Exhibits to the Registration Statement of which this Prospectus is a part. The Certificate of Incorporation of the Company authorizes the Company to issue up to 50,000,000 shares of Common Stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share.


COMMON STOCK


   As of the date hereof, there were 1,062,409 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to future outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities. All shares of Common Stock have equal, non-cumulative voting rights, and have no preference, exchange, preemptive or redemption rights.


PREFERRED STOCK

   Prior to the date hereof, there were no shares of preferred stock outstanding. The Company's Certificate of Incorporation authorizes the issuance of the preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. The Board of Directors has adopted a resolution that 20,000,000 shares of the preferred stock be designated as Series A Convertible Preferred Stock (the "Preferred Stock"). The holders of Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. All such matters require approval of the Preferred Stock, voting separately as a class, except that with respect to the election of directors, the Preferred Stock and Common Stock vote together as one class. No dividends will be paid on the Preferred Stock, except that holders of Preferred Stock will be entitled to receive dividends if dividends are declared with respect to the Common Stock and, in such event, ratably with the holders of Common Stock.

   Each share of Preferred Stock is convertible at the option of the holder into one share of Common Stock, subject to adjustment, during the five-year period commencing on the date hereof; provided that the Preferred

Stock must be converted on the earlier of (i) _____________, 2002 or (ii) the consummation date of a merger or acquisition of the Company in which the then outstanding securities of the Company are surrendered or exchanged for cash, property or securities of another entity if the consideration received in any such transaction is not less than $5.00 per share on a fully-diluted basis. The number of shares of Common Stock into which the Preferred Stock is convertible is subject to adjustment in certain circumstances, including a stock dividend on, or a stock split, subdivision, combination or recapitalization of, the Common Stock or the issuance or sale of Common Stock or securities convertible into or exchangable for Common Stock at less than $5.00 per share, except in certain circumstances.


   In the event of liquidation, dissolution or winding up of the Company, holders of Preferred Stock are entitled, after payment of liabilities and satisfaction of any then existing preferential rights of any holders of capital stock, to receive up to $5.00 per share of the remaining assets of the Company before payment is made to the holders of Common Stock. After payment of $5.00 per share to the holders of the Preferred Stock, the holders of the Preferred Stock are entitled to share with the holders of the Common Stock in the remaining assets of the Company available for distribution to its stockholders.


   All shares of Preferred Stock have equal, non-cumulative voting rights and have no preemptive or redemption rights.

   The remaining 5,000,000 shares of preferred stock, which have not been designated as Series A Convertible Preferred Stock (the "Shares"), may be issued in series, and Shares of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of Shares, the Board of Directors may fix the number of Shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock and Preferred Stock), rights and terms of redemption (including any sinking fund provisions) and the liquidation preferences of the series of Shares. It is possible, without any action of the stockholders of the Company, that the holders of any series of Shares, when and if issued, will have priority claims to dividends and to any distributions upon liquidation of the Company and that they may have other preferences over the holders of the Common Stock. The Board of Directors may issue series of Shares without action of the stockholders of the Company, except that no series of Shares may be issued with liquidation preferences greater than the liquidation preferences of the Preferred Stock or with dividend rights on a parity with or having a preference over the dividend rights of the Preferred Stock without approval of the holders of the Preferred Stock.

   The issuance of Shares may be used as an anti-takeover device without further action on the part of the stockholders. Furthermore, the issuance of preferred stock may dilute the voting power of holders of the Common Stock and Preferred Stock (such as by issuing preferred stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. The Company has no current plans to issue any of the remaining Shares.

   The Company has agreed with the Underwriter not to sell or issue any Preferred Stock or Shares for a period of 36 months commencing with the consummation of this offering.


WARRANTS


   Each Warrant entitles the registered holder thereof to purchase one share of Preferred Stock at a price of $6.25 per share, subject to adjustment as set forth below, for a period of three years commencing on ________, 1999, except that if the Warrants are called for redemption, or the Preferred Stock is required to be converted prior to ________, 1999, the Warrants will be exercisable from the date on which notice of such redemption or mandatory conversion is given by the Company.

   The Warrants are redeemable by the Company, with the prior consent of the Underwriter, at any time commencing on __________, 1998, at a price of $.10 per Warrant, provided that the last sale price of the Preferred Stock, for a period of 20 consecutive days of trading of the Preferred Stock ending not more than three days prior to the date of any redemption notice equals or exceeds at least $8.00 per share, subject to adjustment. The Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption. Such notice of redemption will be mailed at least 30 days, but not more than 45 days, prior to the date fixed for redemption.


   The Warrants will be issued pursuant to the Warrant Agreement and will be evidenced by warrant certificates in registered form.

   The exercise price of the Warrants and the number of shares of Preferred Stock or other securities and property issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including a stock dividend on, or a stock split, subdivision, combination or recapitalization of, the Common Stock, and will also be subject to adjustment upon the sale or issuance of Common Stock or securities convertible into or exchangeable for Common Stock at less than $6.25 per share, except in certain circumstances. However, the Warrants are not subject to adjustment for issuances of Preferred Stock at a price below the exercise price of the Warrants. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of the Company in order to enable holders of Warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Preferred Stock that might otherwise have been purchased upon exercise of the Warrant.

   The Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company.

   Warrants may be exercised upon surrender of the Warrant certificate evidencing those Warrants on or prior to the expiration date (or earlier redemption date) of the Warrants at the offices of the Warrant Agent with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the Warrant Agent) for the number of Warrants being exercised.

   No Warrant will be exercisable or redeemable unless at the time of exercise the prospectus covering the shares of Preferred Stock issuable upon exercise of the Warrant is current and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrant. The Company has undertaken to use its best efforts to maintain a current prospectus relating to the issuance of shares of Preferred Stock upon the exercise of the Warrants until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to maintain a current prospectus, there is no assurance that it will be able to do so. The Company anticipates that the Registration Statement, of which this Prospectus forms a part, will remain effective for nine months following the date hereof. See "Risk Factors - Need for Current Prospectus; Non-Registration in Certain Jurisdictions of Shares Underlying Warrants."

   No fractional shares will be issued upon exercise of the Warrants. However, if a Warrantholder exercises all Warrants then owned of record by him or her, the Company will pay to that Warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Preferred Stock on the last trading day prior to the exercise date.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

   The Company will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the previous three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series owned by the interested stockholder. The Company's Certificate of Incorporation and By-laws contain certain additional provisions which may have the effect of delaying or preventing a change in control of the Company. Such provisions include blank check preferred stock (the terms of which may be fixed by the Board of Directors without stockholder approval). Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue preferred stock, other than the Preferred Stock, with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Preferred Stock and/or Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

TRANSFER AND WARRANT AGENT

   The transfer agent for the Preferred Stock and Common Stock and the warrant agent for the Warrants is American Stock Transfer & Trust Company.

                       SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of this offering, the Company will have outstanding an aggregate of 1,200,000 shares of Preferred Stock and 1,062,409 shares of Common Stock. All of the shares of Preferred Stock and 585,318 shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act. Of the remaining 477,091 shares of Common Stock outstanding, 386,936 shares are "restricted" shares that are owned by "affiliates" of the Company as such terms are defined under the Securities Act and 90,155 shares are "restricted" shares that are owned by nonaffiliates of the Company.


   In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 ("Restricted Shares") for at least two years, including the holding period of any securities which converted into the Restricted Shares and including the holding period of any prior owner except an affiliate of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock reported during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated with such person) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least three years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

   The Company has filed a registration statement under the Securities Act to register shares of Common Stock to be issued upon exercise of the Bridge Financing warrants, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. The Company also has granted registration rights to the Underwriter with respect to the Underwriter's Warrants and the securities issuable upon exercise thereof and to the holder of the Technology Loan with respect to the shares of Common Stock issuable upon the conversion thereof.

                                 UNDERWRITING

   Duke & Co., Inc. (the "Underwriter") has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase 1,200,000 shares of Preferred Stock and 1,700,000 Warrants to purchase shares of Preferred Stock from the Company. The Underwriter is committed to purchase and pay for all of the Preferred Stock and Warrants offered hereby if any of such securities are purchased. The shares of Preferred Stock and Warrants are being offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions.

   The Underwriter has advised the Company that it proposes to offer the Preferred Stock and Warrants to the public at the public offering prices set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. concessions not in excess of $_____ per share of Preferred Stock and $______ per Warrant.

   The Company has granted to the Underwriter an option exercisable for 45 days from the date of this Prospectus, to purchase up to 180,000 additional shares of Preferred Stock and 255,000 additional Warrants at the public offering prices set forth on the cover page of this Prospectus, less the underwriting discounts. The Underwriter may exercise this option in whole or, from time to time, in part solely for the purpose of covering overallotments, if any, made in connection with the sale of the shares of Preferred Stock and Warrants offered hereby. The Company has also agreed to pay all expenses in connection with qualifying the shares of Preferred Stock and Warrants offered hereby for sale under the laws of such states as the Underwriter may designate, including expenses of counsel retained for such purposes by the Underwriter.

   The Company has agreed to pay the Underwriter a non-accountable expense allowance of 3% of the gross proceeds of this offering, including the proceeds of the over-allotment option, if and to the extent exercised.

   The Company has agreed to sell to the Underwriter and its designees, for an aggregate of $290, warrants (the "Underwriter's Warrants") to purchase up to 120,000 shares of Preferred Stock at an exercise price of $6.25 per share and/or up to 170,000 warrants (each to purchase one share of Preferred Stock at an exercise price of $7.8125 per share) at an exercise price of $.125 per warrant. The Underwriter's Warrants may not be sold, transferred, assigned or hypothecated for one year from the effective date of the Registration Statement of which this Prospectus forms a part, except to the officers and partners of the Underwriter, co-underwriters, selling group members and their officers or partners, and are exercisable during the four-year period commencing one year from the effective date of the Registration Statement of which this prospectus forms a part (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market prices of the Preferred Stock and the Warrants. To the extent that the Underwriter's Warrants are exercised, dilution to the interests of the Company's shareholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants, the underlying shares of Preferred Stock or the underlying warrants, or the shares of Preferred Stock issuable upon the exercise of such underlying warrants, may be deemed additional underwriting compensation. The exercise price and number of shares of Preferred Stock or the other securities issuable on exercise of the Underwriter's Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, subdivision, reclassification, reorganization, merger or recapitalization. An adjustment will also be made in the case of a distribution to holders of Preferred Stock of evidence of the Company's indebtedness or assets or subscription rights or warrants. Subject to certain limitations and exclusions, the Company has agreed, at the request of the holders of a majority of the Underwriter's Warrants, at the Company's expense, to register under the Securities Act the Underwriter's Warrants, the shares of Preferred Stock and warrants underlying the Underwriter's Warrants, and the shares of Preferred Stock issuable upon exercise of the underlying warrants on one occasion during the four-year period commencing one year from the effective date of the Registration Statement of which this Prospectus forms a part, and to include, on one occasion, such Underwriter's Warrants and such underlying securities in an appropriate registration statement which is filed by the Company during the Warrant Exercise Term.


   The Company has agreed, in connection with the exercise of the Warrants pursuant to solicitation by the Underwriter (commencing one year from the date of this Prospectus), to pay to the Underwriter a fee of 5% of the exercise price for each Warrant exercised; provided, however, that the Underwriter will not be entitled to receive such compensation in Warrant exercise transactions in which (i) the market price of Preferred Stock at the time of exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to disclosure provided in this Prospectus, in documents provided to holders of the Warrants at the time of exercise; (iv) the exercise of Warrants is unsolicited by the Underwriter; or (v) the solicitation of exercise of the Warrants was in violation of Rule 10b-6 promulgated under the Exchange Act.

   The Company has agreed, for a period of five years from the consummation of this offering, to engage the designee of the Underwriter as a non-voting advisor to the Company's Board of Directors or, at the Underwriter's request, to nominate and use its best efforts to elect a reasonably acceptable designee of the Underwriter as a director of the Company. The Underwriter has not yet exercised its right to designate such person.

   The Company has also agreed that it will not, during a period of 24 months following this offering, issue or sell any securities of the Company without the prior consent of the Underwriter, except in certain circumstances.


   In addition, the Company has agreed to enter into a consulting agreement to retain the Underwriter as a financial consultant for a period of two years following the consummation of this offering at a fee of $10,000 per year, the entire $20,000 payable in full immediately upon the consummation of this offering. The consulting agreement will not require the Underwriter to devote a specific amount of time to the performance of its duties thereunder. It is anticipated that these consulting services will be provided by principals of the Underwriter and/or members of the Underwriter's corporate finance department who, however, have not been desig-nated as of the date hereof. In the event that the Underwriter originates a financing or a merger, acquisition, joint venture or other transaction to which the Company is a party, the Underwriter will be entitled to receive a finder's fee in consideration for origination of such transaction.


   The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act. The Company has also agreed to reimburse the Underwriter and its counsel for travel expenses incurred in connection with this offering. It is anticipated that this amount will not exceed $500.


   Prior to this offering, there has been no public trading market for the Preferred Stock or Warrants, and only a very limited trading market for the Common Stock. Consequently, the initial public offering prices of the Preferred Stock and Warrants and the exercise price of the Warrants have been determined by negotiations between the Company and the Underwriter. Among the factors considered in determining the initial public offering prices and other terms of the securities were the Company's financial condition and prospects, management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities markets.

   Although it has no obligation to do so, the Underwriter intends to engage in market-making activities or solicited brokerage activities with respect to the purchase or sale of the Preferred Stock and Warrants in The Nasdaq SmallCap Market or other over-the-counter market where such securities may trade. However, no assurance can be given that the Underwriter will continue to participate as a market maker for the securities of the Company or that other broker/dealers will make a market in such securities. The Underwriter has the right to act as the Company's exclusive agent in connection with any future solicitation of holders of the Warrants to exercise their Warrants. Unless granted an exemption by the Securities and Exchange Commission from Rule 10b-6 under the Exchange Act, the Underwriter will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during a period prescribed by Rule 10b-6 before the solicitation of the exercise of any Warrant until the later of the termination of such solicitation activity or the termination by waiver or otherwise of any right the Underwriter may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Underwriter and soliciting broker/dealers may be unable to continue to make a market for the Company's securities during certain periods while the Warrants are exercisable. Such a limitation, while in effect, could impair the liquidity and market prices of the Company's securities.

   While certain of the officers of the Underwriter have significant experience in corporate financing and the underwriting of securities, the Underwriter has previously underwritten only three public offerings. Accordingly, there can be no assurance that the Underwriter's limited public offering experience will not affect the Company's offering of the Preferred Stock and Warrants and subsequent development of a trading market, if any.

   The Underwriter has become aware that there is a formal order of investigation by the Commission relating to the Underwriter's trading practices and mark-ups in connection with securities of a corporation whose January 1995 public offering was underwritten by the Underwriter. Since the issuance of the formal order in June 1996, no charges have been brought. The Underwriter believes that it has violated no laws or regulations in connection with this matter. The Underwriter intends to vigorously defend itself against any claims which may be asserted by the Commission, but there can be no assurance that the pendency of the investigation or any proceeding which may thereafter be instituted or any remedies granted in connection therewith would not adversely and materially affect this offering or subsequent trading in the Preferred Stock, the Warrants and/or the Common Stock of the Company.

                                LEGAL MATTERS

   Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft, New York, New York. Zimet, Haines, Friedman & Kaplan, New York, New York, has served as counsel for the Underwriter in connection with this offering.

                                   EXPERTS


   The consolidated financial statements of the Company as of April 30, 1996 and for each of the two years in the period ended April 30, 1996 included in this Prospectus, have been audited by Urbach Kahn & Werlin PC, independent certified public accountants, and are included herein and in the Registration Statement in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                                   GLOSSARY

   ATM -- Abbreviation for automated teller machine. Computers that perform banking transactions without human intervention.

   C Programming language -- One of several computer languages that tells a computer what functions to perform.

   Cirrus -- A national ATM Network owned by Mastercard

   Configuration -- The process of entering data specific to the customer's needs and requests.

   Credit Card -- A card issued by a financial institution or credit provider. A sum corresponding to a purchase is charged to the cardholder's account. The customer may elect to pay in full each month or revolve the balance with a rate of interest fixed by a bank or credit provider.

   Debit Card -- Generally any payment card, issued by a financial institution, the use of which results in a debit to the cardholder's account often within a few seconds of the purchase (online).

   Fault Tolerance -- When duplicate computer hardware and/or software are used to provide computer processing.

   Interface -- The communication between two systems that allow them to exchange information.

   Issuer -- A financial institution that provides cards to its customers.

   MAC -- An EFT Network of United States banks, primarily located in the mid-Atlantic region.

   Module -- A group of software commands that perform a specific function.


   Network -- Generally owned by a group of banks or non-bank entities. Networks may vary in size and configuration. A Network generates revenue by charging fees for use of the Network for transaction processing.


   NYCE -- An EFT Network of United States banks, primarily located in the Northeast.

   Object oriented design concepts -- Advanced software development technique for developing software applications.

   Open System -- Computers that can run on various operating systems, as well as utilize several different types of software programs.

   Oracle relational database -- Software, developed and distributed by Oracle Corporation, that permits access to data from multiple sources and then transforms such data into information that can be used for a specific purpose. Oracle 7 is the current release which runs with TPII software products.

   PLUS -- A national ATM Network owned by VISA.

   POS -- Abbreviation for point of sale. POS terminals are generally used in retail outlets to process debit and credit card transactions.

   Proprietary (legacy) system -- Systems that are vendor specific and do not conform to software and hardware industry standards.

   Smart Cards -- A smart card is a plastic card which contains an electronic chip. This can be a memory chip with a programmable logic array, or a microprocessor chip. There are two types of smart card, rechargeable or non-rechargeable. Rechargeable smart cards are normally microprocessor smart cards which may also serve as traditional credit or debit cards, except instead of a magnetic stripe they have a microprocessor chip embedded in the card. A non-rechargeable or disposable smart card is typically a memory smart card with a logical security mechanism or a programmable logical array; the most popular use for this card is by public telephone networks.

   Switch -- EFT Systems designed to link together multiple hosts of financial institutions and multiple Network systems.

   UNIX operating system -- Software, originally developed by AT&T's Bell Laboratories in 1969, that acts as the primary interface to the physical components of a computer by controlling the operation of such components.

                    IFS INTERNATIONAL, INC. AND SUBSIDIARY

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       Page
                                                                      --------
INDEPENDENT AUDITOR'S REPORT  ....................                      F-2

CONSOLIDATED FINANCIAL STATEMENTS
     Balance sheets  .............................                      F-3
     Statements of operations  ...................                      F-4
     Statements of shareholders' equity (deficit)                       F-5
     Statements of cash flows  ...................                      F-6
     Notes to consolidated financial statements  .                      F-8


                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
IFS International, Inc.

We have audited the accompanying consolidated balance sheet of IFS International, Inc. and subsidiary as of April 30, 1996, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the two years in the period ended April 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IFS International, Inc. and subsidiary at April 30, 1996, and the results of their operations and their cash flows for each of the two years in the period ended April 30, 1996, in conformity with generally accepted accounting principles.


The consolidated financial statements referred to above have been prepared assuming that IFS International, Inc. and subsidiary will continue as a going concern. As discussed in Note 14 to the consolidated financial statements, the Company has a working capital deficiency and a shareholders' deficit at April 30, 1996, that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
                                                       URBACH KAHN & WERLIN PC
Albany, New York
July 17, 1996, except for the second paragraph of
  Note 14, for which the date is August 6, 1996 and
  Note 15, for which the date is January 6, 1997.

                    IFS INTERNATIONAL, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS
               APRIL 30, 1996 AND OCTOBER 31, 1996 (UNAUDITED)


                                                                                         October 31,
                                                                         April 30,          1996
                                                                           1996          (Unaudited)
                                                                       -------------   ---------------
                                                ASSETS
CURRENT ASSETS
     Cash  .........................................................    $   137,462      $    596,504
     Trade accounts receivable, net of allowance for doubtful
        accounts of $7,900 .........................................        144,669          399,752
     Other receivables  ............................................         42,519           22,810
     Costs and estimated earnings in excess of billings on
        uncompleted contracts ......................................        432,173          301,077
     Prepaid expenses and other current assets  ....................         27,549           72,442
                                                                       -------------   ---------------
          Total current assets  ....................................        784,372        1,392,585
                                                                       -------------   ---------------
PROPERTY, EQUIPMENT, AND IMPROVEMENTS, net  ........................        136,231          182,181
                                                                       -------------   ---------------
OTHER ASSETS
     Software license  .............................................          9,082            7,883
     Capitalized software costs, net  ..............................        377,482          425,067
     Deferred offering costs  ......................................             --           62,021
                                                                       -------------   ---------------
          Total other assets  ......................................        386,564          494,971
                                                                       -------------   ---------------
                                                                        $ 1,307,167      $  2,069,737
                                                                       =============   ===============
                                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
     Notes payable  ................................................    $        --      $   500,000
     Current maturities of long-term debt  .........................         38,329           48,886
     Current portion of capital lease obligations  .................          2,733               --
     Accounts payable and other liabilities  .......................        587,170          265,138
     Accrued salary, commissions, and other expenses  ..............        702,515          823,236
     Billings in excess of costs and estimated earnings on
        uncompleted contracts ......................................         32,524          354,705
     Deferred revenue and customer deposits  .......................        219,326          275,065
                                                                       -------------   ---------------
          Total current liabilities  ...............................      1,582,597        2,267,030
                                                                       -------------   ---------------
LONG-TERM LIABILITIES
     Long-term debt, less current maturities  ......................        439,831          423,879
     Other  ........................................................         12,515           12,515
                                                                       -------------   ---------------
          Total long-term liabilities  .............................        452,346          436,394
                                                                       -------------   ---------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT)
     Preferred stock, $.001 par value; 25,000,000 shares
        authorized, no shares issued or outstanding ................             --               --
     Common stock $.001 par value; 25,000,000 shares authorized,
        1,009,361 and 1,059,730 shares issued and outstanding ......          1,010            1,060
     Additional paid-in capital  ...................................      2,177,611        2,219,598
     Accumulated deficit  ..........................................     (2,906,397)      (2,854,345)
                                                                       -------------   ---------------
          Total shareholders' equity (deficit)  ....................       (727,776)        (633,687)
                                                                       -------------   ---------------
                                                                        $ 1,307,167      $ 2,069,737
                                                                       =============   ===============

               See notes to consolidated financial statements.

                    IFS INTERNATIONAL, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   YEARS ENDED APRIL 30, 1996 AND 1995 AND
            SIX MONTHS ENDED OCTOBER 31, 1996 AND 1995 (UNAUDITED)


                                                                                          Six Months Ended
                                                            Year Ended                       October 31
                                                             April 30                       (Unaudited)
                                                  ------------------------------   ------------------------------
                                                       1996            1995             1996            1995
                                                   -------------   -------------    -------------   -------------
Revenues:
     Software license and installation contract
        fees ...................................    $1,982,192      $1,729,284       $1,131,931      $ 455,239
     Hardware sales  ...........................        45,848          31,893          127,884         35,248
     Service and maintenance revenue  ..........       412,743         280,080          327,170        204,238
                                                   -------------   -------------    -------------   -------------
                                                     2,440,783       2,041,257        1,586,985        694,725
                                                   -------------   -------------    -------------   -------------
Cost of software license and installation
   contract fees ...............................       238,130         213,885          171,878         52,818
Cost of hardware sales  ........................        16,611          23,232          105,359         12,710
Cost of service and maintenance revenue  .......       250,020         108,659          110,482         97,809
                                                   -------------   -------------    -------------   -------------
                                                       504,761         345,776          387,719        163,337
                                                   -------------   -------------    -------------   -------------
Gross profit  ..................................     1,936,022       1,695,481        1,199,266        531,388
                                                   -------------   -------------    -------------   -------------
Operating expenses:
     Research and development  .................       397,976         276,026          241,134        235,092
     Salaries  .................................       679,271         770,352          358,226        320,295
     Other  ....................................        22,727          19,854           12,227         10,878
     Rent  .....................................        88,405         109,041           62,435         42,914
     Selling, general, and administrative  .....       745,273         681,356          346,801        312,431
                                                   -------------   -------------    -------------   -------------
                                                     1,933,652       1,856,629        1,020,823        921,610
                                                   -------------   -------------    -------------   -------------
Income (loss) from operations  .................         2,370        (161,148)         178,443       (390,222)
Other income (expense):
     Litigation settlement costs  ..............            --              --         (100,000)            --
     Interest expense  .........................       (52,453)        (53,608)         (29,267)       (26,701)
     Other income  .............................         1,703           9,284            2,875          2,598
                                                   -------------   -------------    -------------   -------------
Income (loss) before income taxes and
   extraordinary item ..........................       (48,380)       (205,472)          52,051       (414,325)
Provision for income taxes  ....................            --              --               --             --
                                                   -------------   -------------    -------------   -------------
Income (loss) before extraordinary item  .......       (48,380)       (205,472)          52,051       (414,325)
Extraordinary item - gain on debt restructuring
   and extinguishments .........................            --         377,687               --             --
                                                   -------------   -------------    -------------   -------------
Net income (loss)  .............................    $  (48,380)     $  172,215       $   52,051      $(414,325)
                                                   =============   =============    =============   =============
Attributable to common shares:
     Income (loss) before extraordinary item  ..    $    (0.05)     $    (0.21)      $      0.04     $   (0.41)
     Extraordinary item  .......................          0.00            0.39              0.00          0.00
                                                   -------------   -------------    -------------   -------------
Net income (loss) per common share  ............    $    (0.05)     $     0.18       $      0.04     $   (0.41)
                                                   =============   =============    =============   =============


               See notes to consolidated financial statements.

                    IFS INTERNATIONAL, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                   YEARS ENDED APRIL 30, 1996 AND 1995 AND
                SIX MONTHS ENDED OCTOBER 31, 1996 (UNAUDITED)


                                           Common Stock
                                    --------------------------    Additional
                                        Shares          Par         Paid-in        Accumulated
                                      Outstanding      Value        Capital          Deficit           Total
                                     -------------   ---------    -------------   --------------   --------------
Balances at April 30, 1994  ......       921,287      $  922       $1,887,110      $(3,030,232)     $(1,142,200)
Issuance of common stock  ........        71,388          71          137,469               --          137,540
Net income  ......................            --          --               --          172,215          172,215
                                     -------------   ---------    -------------   --------------   --------------
Balances at April 30, 1995  ......       992,675         993        2,024,579       (2,858,017)        (832,445)
Issuance of common stock  ........        16,686          17          153,032               --          153,049
Net loss  ........................            --          --               --          (48,380)         (48,380)
                                     -------------   ---------    -------------   --------------   --------------
Balances at April 30, 1996  ......     1,009,361       1,010        2,177,611       (2,906,397)        (727,776)
Issuance of common stock
  (unaudited) ....................        50,369          50           36,987               --           37,037
Issuance of common stock warrants
  (unaudited) ....................            --          --            5,000               --            5,000
Net income (unaudited)  ..........            --          --               --           52,052           52,052
                                     -------------   ---------    -------------   --------------   --------------
Balances at October 31, 1996
  (unaudited) ....................     1,059,730      $1,060       $2,219,598      $(2,854,345)     $   (633,687)
                                     =============   =========    =============   ==============   ==============


               See notes to consolidated financial statements.

                    IFS INTERNATIONAL, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED APRIL 30, 1996 AND 1995 AND
            SIX MONTHS ENDED OCTOBER 31, 1996 AND 1995 (UNAUDITED)


                                                                                       Six Months Ended
                                                             Year Ended                   October 31
                                                              April 30                    (Unaudited)
                                                    ---------------------------   ---------------------------
                                                         1996          1995           1996          1995
                                                     ------------   -----------    -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss) .............................    $ (48,380)     $ 172,215     $  52,051      $(414,325)
   Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
     Depreciation and amortization  ..............      205,015        164,969       134,302         97,115
     Extraordinary gain on debt restructuring and
        extinguishments ..........................           --       (377,687)           --             --
     Changes in:
        Trade accounts receivable, net ...........      202,530       (105,169)     (255,081)       202,099
        Other receivables ........................       (7,226)       (27,553)       19,709         23,801
        Costs, estimated earnings and billings on
          uncompleted contracts  .................     (179,770)        17,973       453,277        328,057
        Other current assets .....................       (5,876)         1,057       (44,893)       (15,883)
        Accounts payable and other liabilities ...      143,790         64,497      (322,032)         1,368
        Accrued salary, commissions, and expenses       112,475        199,342       120,721         35,406
        Deferred revenue and customer deposits ...       47,288         58,078        55,739        (47,839)
        Other liabilities ........................           --         (4,210)           --             --
                                                     ------------   -----------    -----------   ------------
          Net cash provided by operating
             activities ..........................      469,846        163,512       213,793        209,799
                                                     ------------   -----------    -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of equipment .........................      (62,537)       (42,534)      (71,989)       (17,867)
   Capitalized license costs .....................       (2,157)        (2,635)         (666)        (2,158)
   Capitalized software costs ....................     (160,117)      (151,662)     (153,983)       (78,480)
                                                     ------------   -----------    -----------   ------------
          Net cash used in investing activities  .     (224,811)      (196,831)     (226,638)       (98,505)
                                                     ------------   -----------    -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Payments on capital lease obligations .........      (15,081)       (14,056)       (2,733)        (6,189)
   Principal payments on long-term debt ..........     (103,624)       (63,228)       (5,395)       (99,693)
   Proceeds from short-term borrowing ............           --             --       500,000             --
   Deferred offering costs .......................           --             --       (62,021)            --
   Proceeds from issuance of stock ...............        3,049         65,666        37,036             --
   Proceeds from issuance of warrants ............           --             --         5,000             --
                                                     ------------   -----------    -----------   ------------
          Net cash provided by (used in)
             financing activities ................     (115,656)       (11,618)      471,887       (105,882)
                                                     ------------   -----------    -----------   ------------
Increase/(decrease) in cash  .....................      129,379        (44,937)      459,042          5,412
Cash:
   Beginning of year .............................        8,083         53,020       137,462          8,083
                                                     ------------   -----------    -----------   ------------
   End of period .................................    $ 137,462      $   8,083     $ 596,504      $  13,495
                                                     ============   ===========    ===========   ============

                See notes to consolidated financial statements.

                    IFS INTERNATIONAL, INC. AND SUBSIDIARY

                   YEARS ENDED APRIL 30, 1996 AND 1995 AND
            SIX MONTHS ENDED OCTOBER 31, 1996 AND 1995 (UNAUDITED)


                                                                                 Six Months Ended
                                                          Year Ended                October 31
                                                           April 30                 (Unaudited)
                                                  --------------------------   ---------------------
                                                      1996          1995          1996       1995
                                                   -----------   -----------    ---------   --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
     Cash paid during the period for:
        Interest ...............................    $ 29,042      $ 50,167      $40,239     $2,319
                                                   ===========   ===========    =========   ========
        Income taxes ...........................    $  7,476      $     --      $    --     $   --
                                                   ===========   ===========    =========   ========
SUPPLEMENTAL DISCLOSURES OF
   NON-CASH INVESTING AND FINANCING TRANSACTIONS
     Notes payable, salary obligations, and
        accounts payable restructured and/or
        extinguished ...........................    $     --      $377,687      $    --     $   --
                                                   ===========   ===========    =========   ========
     Long-term debt converted to common stock
        (150,000 shares in 1996, 259,673 in
        1995) ..................................    $150,000      $ 71,875      $    --     $   --
                                                   ===========   ===========    =========   ========


               See notes to consolidated financial statements.

                    IFS INTERNATIONAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                APRIL 30, 1996

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

   IFS International, Inc. was incorporated in Delaware in September 1986 under the name Wellsway Ventures, Inc. The Company was formed with limited assets as a blind pool to obtain proceeds from a public offering and then to acquire an existing business entity. The Company utilized proceeds from the blind pool to acquire its operating subsidiary, IFS International, Inc., a New York corporation.

   IFS International, Inc. is engaged in the design and development of computer software for use with automatic teller machines (ATMs), electronic fund transfers (EFTs), and point of sale (POS) systems used by financial institutions and retailers. The Company also provides its customers with support and maintenance services for such systems.

   Commencing in 1993, a significant portion of the Company's sales and revenues were derived from financial institutions and other customers located outside of the United States (see Note 12). The Company extends credit to its customers and generally requires deposits upon execution of software development contracts. With respect to foreign customers, collection may be more difficult upon default.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

   The consolidated financial statements include the accounts of IFS International, Inc. (formerly Wellsway Ventures, Inc.) and its wholly-owned subsidiary, IFS International, Inc. (formerly Avant-Garde Computer Systems, Inc.). All significant intercompany accounts and transactions have been eliminated.

PRESENTATION OF INTERIM FINANCIAL STATEMENTS:


   The accompanying unaudited consolidated financial statements include all adjustments which management believes necessary for a fair presentation of the Company's financial position at October 31, 1996, and the results of its operations and its cash flows for the six months ended October 31, 1996 and 1995. All adjustments are of a normal recurring nature.


USE OF ESTIMATES:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION:


   Revenue from software installation contracts is recognized on the percentage-of-completion method, measured by the ratio of costs incurred to date to management's estimates of total anticipated costs. This method is used because management considers costs incurred to be the best available measure of progress on software installation contracts. Because of the inherent uncertainties in estimating contracts, it is at least reasonably possible that the Company's estimates of costs and revenues will change in the near term. Uncertainty inherent in initial estimates is reduced progressively as work on the contract nears completion. Deposits received in advance for hardware sales are deferred and recognized as revenue upon installation and acceptance of the system. Amounts received on service contracts are initially deferred and recognized ratably over the life of the contract, generally one year. All revenues derived outside of the United States are received in U.S. dollars.

ALLOWANCE FOR DOUBTFUL ACCOUNTS:

   Bad debts are provided for on the allowance method based upon historical experience and management's estimation of collection losses on outstanding accounts receivable.

PROPERTY, EQUIPMENT AND IMPROVEMENTS:

   Property, equipment and improvements are stated at cost, with related depreciation provided by the declining-balance and straight-line methods over the estimated useful lives of the related assets, generally five years. For income tax purposes, the accelerated cost recovery system and the modified accelerated cost recovery system are utilized. Assets recorded under capital leases are depreciated over the terms of the lease under methods which are consistent with the Company's depreciation policy for owned assets.

CAPITALIZED SOFTWARE COSTS:

   The cost of adding new functions and features (i.e., enhancements) to existing systems and the cost of development of new systems, for which technological feasibility has been established and which are not covered by outside funding, are capitalized. Costs incurred in the establishment of technological feasibility of new systems are expensed as incurred.

   Capitalized software costs are reported at the lower of unamortized cost or net realizable value. Amortization is recorded over the estimated five-year marketing lives of the software and is computed on the greater of the percent-of-revenue method, based on the total estimated future revenues expected to be derived from sales of the software, or the straight-line method.

INCOME TAXES:

   Current or deferred tax liabilities are recognized for the tax consequences of all events recognized in the financial statements. Deferred taxes are computed on the differences between the financial reporting and the tax reporting basis of assets and liabilities. The Company has not recognized the benefit of any net operating loss carryforwards due to the uncertainty of the realizability of such carryforwards.

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHARES:

   Net income (loss) attributable to common shares is based on the weighted average number of shares, as adjusted to reflect a 1 for 10 reverse split (Note 15), outstanding during the respective years (approximately 1,002,000 in 1996 and 953,000 in 1995). The effect of the assumed exercise of options and warrants outstanding is anti-dilutive or not material.

NOTE 2. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

   Costs and estimated earnings on uncompleted contracts are summarized as follows:

Expenditures on uncompleted contracts                              $  245,285
Estimated earnings thereon  ...........                             1,546,947
                                                                   -----------
                                                                    1,792,232
Less billings to date  ................                             1,392,583
                                                                   -----------
                                                                   $  399,649
                                                                   ===========


   Included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings on
  uncompleted contracts ..............................              $432,173
Billings in excess of costs and estimated earnings on
  uncompleted contracts ..............................               (32,524)
                                                                    ----------
                                                                    $399,649
                                                                    ==========


NOTE 3. PROPERTY, EQUIPMENT AND IMPROVEMENTS

   Property, equipment and improvements consist of the following:

Machinery and equipment  ..................                         $391,827
Equipment under capital leases  ...........                           54,103
Furniture and fixtures  ...................                           74,780
Leasehold improvements  ...................                           17,046
                                                                    ----------
                                                                     537,756
Less accumulated depreciation  ............                          401,525
                                                                    ----------
Property, equipment and improvements, net                           $136,231
                                                                    ==========

   Amortization related to equipment under capital leases was $10,821 for the years ended April 30, 1996 and 1995, respectively.

   Depreciation related to property, equipment, and improvements was $36,917 and $28,528 for the years ended April 30, 1996 and 1995, respectively.

NOTE 4. CAPITALIZED SOFTWARE COSTS

   Capitalized software costs consist of the following:

Capitalized software costs  ...................................    $ 848,878
Less accumulated amortization .................................     (471,396)
                                                                   -----------
                                                                   $ 377,482
                                                                   ===========


   Amortization expense approximated $154,000 and $123,000 for the years ended April 30, 1996 and 1995, respectively.


NOTE 5. LONG-TERM DEBT

   Long-term debt consists of the following:

Restructured note payable, government agency,
  interest only payments of $1,375 per month through
  April 1996 and principal and interest payments of
  $3,804 per month, thereafter, including interest
  at 7.5%, due April 2002. This note is unsecured
  and subordinated to all other debt. ...........................   $220,000


 Restructured convertible subordinated debentures
  payable to a governmental agency due in
  installments of $80,000, $80,000, and $90,000 in
  April 1998, 1999, and 2000, respectively.
  Interest is payable quarterly at 7.5%. The
  debentures are convertible into shares of common
  stock at rates ranging from $4.20 per share to
  $5.70 per share through July, 1997. At April 30,
  1996, approximately 59,000 shares of common
  stock were issuable under this conversion
  feature. .......................................                   250,000
Other  ...........................................                     8,160
                                                                    ----------
                                                                     478,160
Less current portion  ............................                    38,329
                                                                    ----------
                                                                    $439,831
                                                                    ----------


   Certain of the Company's long-term debt obligations require compliance with financial and non-financial covenants. As of April 30, 1996, the Company was not in compliance with several of these requirements, however, covenant violation waivers have been received.

   Aggregate maturities of long-term debt are as follows:

 Year Ending April 30
 --------------------
     1997  ...................................................      $ 38,329
     1998  ...................................................       112,511
     1999  ...................................................       115,035
     2000  ...................................................       127,755
     2001  ...................................................        40,686
     Thereafter  .............................................        43,844
                                                                    ----------
                                                                    $478,160
                                                                    ==========


NOTE 6. CAPITAL LEASE OBLIGATIONS

   The Company is the lessee of computer equipment and a telephone system under capital leases expiring in various years through 1997. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payment or the fair value of the asset. The assets are depreciated/amortized over the lesser of their related lease terms or their estimated productive lives.

   Assets recorded under capital leases include the following:

Computer and telephone equipment  .................................   $54,103
Accumulated depreciation  .........................................    43,589
                                                                     ---------
  Net capitalized computer and telephone
     equipment ....................................................   $10,514
                                                                     =========


   Minimum future lease payments under capital leases as of April 30, 1996, are not material.

NOTE 7. OPERATING LEASE COMMITMENTS

   The Company has operating lease agreements, which begin to expire October 1997, for the rental of its operating facilities and an automobile. Future minimum lease payments on these noncancellable operating lease arrangements with terms in excess of one year are as follows:

 Year Ending April 30
 --------------------
     1997  .....................................................    $138,403
     1998  .....................................................      90,180
     1999  .....................................................      85,935
     2000  .....................................................      21,548
                                                                    ----------
                                                                    $336,066
                                                                    ==========


NOTE 8. INCOME TAXES

   The provision for income taxes for the years ended April 30, 1996 and 1995 differs from the amount obtained by applying the U.S. federal income tax to pretax income due to the following:

                                                              1996          1995
                                                           -----------   -----------
Federal income tax benefit at statutory rates  .........    $(23,000)     $(80,100)
State income tax benefit, net of federal benefits  .....      (3,400)      (10,200)
Change in valuation allowance for net operating losses        26,400        90,300
                                                           -----------   -----------
Provision for income taxes  ............................    $     --      $     --
                                                           ===========   ===========



   At April 30, 1996, the Company has net operating loss carryforwards of approximately $2,200,000, which begin to expire in 2004 to offset future federal taxable income.


   Because of the uncertainty as to realizability, the deferred tax benefit attributable to net operating loss carryforwards at April 30, 1996 and 1995 of approximately $816,000 and $790,000, respectively, has been offset by an equivalent valuation allowance.

NOTE 9. STOCK OPTION PLAN


   The Company has a stock option plan which provides for the granting of either options intended to qualify as "incentive stock options" under the Internal Revenue Code or "supplemental stock options" not intended to qualify. An aggregate of 332,779 shares of common stock have been reserved in this connection. The Board of Directors determines the exercise and expiration dates of the options which may not be later than 10 years from the date of the grant. The purchase prices of the shares under option must be at least equal to the fair market value of the common stock at the date of grant. Options outstanding at April 30, 1996, may be exercised at prices ranging from $.66 to $2.50 per share. At April 30, 1996, options to acquire 50,896 common shares were available for future issuance. (See Note 15).

   The following table summarizes option activity during 1996 and 1995:

                                                     Shares Under Option
                                                     Year Ended April 30
                                               ------------------------------
                                                  1996                 1995
                                                ---------            ---------
Outstanding beginning of year  ......            269,212             260,115
Granted  ............................             18,000              23,500
Exercised ($1.00 to $2.50 per share)              (1,686)             (5,421)
Canceled  ...........................             (3,742)             (8,983)
                                                ---------            ---------
Outstanding end of year  ............            281,884             269,212
                                                =========            =========
Exercisable  ........................            257,077             246,128
                                                =========            =========


NOTE 10. CONTINGENCIES

   In June 1989, the Company commenced an action against a software manufacturer, seeking various remedies in connection with an agreement which gave the Company certain rights to produce and market an application software package developed by the manufacturer. In July 1989, subsequent to the commencement of the action, the Company was named defendant in a lawsuit filed by the manufacturer alleging breach of contract and claiming approximately $5,000,000 in damages, interest, and costs and a permanent injunction, which, if granted, would restrain the Company from marketing certain computer applications. The Company vigorously contests the merits of the claim. (See Note 15)

NOTE 11. RELATED PARTY TRANSACTIONS

   Included in accrued salary, commissions and other expenses is approximately $197,000 due to officers/directors for accrued salary and commissions, including amounts earned in prior years, and related interest, calculated at 12%. Other long-term liabilities represent amounts due to officers/directors under a previous compensation plan. These balances earn interest at 12% which is included in accrued expenses. Included in accounts payable is approximately $73,000 due to officers/directors.

NOTE 12. EXPORT SALES, MAJOR CUSTOMERS, CERTAIN CONCENTRATIONS

   One foreign customer accounted for approximately 12% of total revenues for the year ended April 30, 1996. There were no outstanding amounts due from this customer at April 30, 1996. Another foreign customer accounted for approximately 12% of total revenues for the year ended April 30, 1995.

   Total revenues considered export sales approximated $2,008,000 and $1,862,000, or 82% and 91%, for the years ended April 30, 1996 and 1995, respectively. Such revenues were derived primarily from customers located in eastern Europe and the Far East.

   Approximately 14% and 19% of the Company's total revenues for the years ended April 30, 1996 and 1995, respectively, were derived pursuant to a relationship with one computer manufacturer.

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The fair value of the Company's financial instruments consisting principally of accounts receivable, long- term debt, accounts payable and accrued expenses has been estimated to approximate their carrying amounts.

NOTE 14. MANAGEMENT PLANS

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. A substantial portion of the accumulated deficit at April 30, 1996 is attributable to losses from operations in several consecutive fiscal years prior to 1993. These losses were principally attributable to the Company's then existing products becoming antiquated, the write off ($1,040,000) of software development costs in fiscal year 1991, and incurring the research and development costs associated with its latest software product, TPII.

   Management believes that cash flows from operations will be sufficient to meet debt service requirements and to maintain a current status with its trade creditors during 1997. Operating cash flows for fiscal year 1997 are expected to be principally attributable to the anticipated revenues to be derived from sales of TPII and similar products. Further, in August 1996 the Company signed a letter of intent with an underwriter to effect a firm commitment equity offering with minimum gross proceeds of $5 million. There can be no assurances that the proposed offering will be successful. (See Note
15)

   In September 1995, the Company fully converted a note payable to common stock. Terms of other notes have been modified to delay or extend the repayment periods and in some cases forgive accrued interest.

   As a result of the Company's efforts to enter joint marketing relationships, the Company signed a prime contracting agreement with Digital Equipment Corporation in 1994. This agreement has led to several sales for TPII. The Company has and will continue to market to distributors of Digital Equipment Corporation around the world. The Company has also entered into a re-licensing agreement with a Digital distributor, Prime Systems Plus, Inc. in the Philippines.

NOTE 15. SUBSEQUENT EVENTS

PUBLIC OFFERING:


   The Company has filed a registration statement with the U.S. Securities and Exchange Commission in connection with a proposed public offering of 1,200,000 shares of Series A Convertible Preferred Stock and 1,700,000 Redeemable Series A Convertible Preferred Stock Purchase Warrants. The preferred stock will be convertible, at the option of the holder, into one share of the Company's common stock for a period of five years. Each warrant will entitle the holder to purchase one share of preferred stock for a period of three years. If successful, net proceeds from the offering will approximate $5,000,000.


   In October and November 1996, in connection with the proposed public offering, the Company approved a 1 for 10 reverse common stock split, increased the number of preferred shares authorized to 25,000,000, and designated 20,000,000 of the preferred shares as Series A Convertible. Issued and outstanding shares of common stock and all share related and per share amounts have been restated to give retroactive effect to the split.


   In September 1996, the Company borrowed $500,000 in bridge financing pursuant to a private placement. This debt bears interest at 12% and is due at the earlier of the closing of the proposed public offering or in March 1998. The bridge financing lenders also acquired warrants to purchase 100,000 shares of common stock at a price of $2.50 per share.


CONTINGENCIES:


   In December 1996, the litigation matters referred to in Note 10 were settled, resulting in the Company paying the software manufacturer $100,000.

1996 STOCK OPTION PLAN:

   In December 1996, the Board of Directors of the Company adopted a second stock option plan (the "1996 Plan") to provide for the granting of options which are intended to qualify either as "incentive stock options" under the Internal Revenue Code or "nonstatutory stock options" not intended to qualify. 300,000 shares of Common Stock have been reserved for issuance under the 1996 Plan which will be administered by the Board of Directors. The 1996 Plan is subject to stockholder approval.

PURCHASE COMMITTMENT:

   In December 1996, the Company entered into an agreement for the purchase of real estate. The agreement provides for deposits of $50,000 to be paid by the Company, with the balance of the purchase price ($945,000) due upon closing. The Company intends to renovate the real estate and ultimately house its operations at this location. A substantial portion of the purchase cost is expected to be financed through borrowing arrangements.

=============================================================================

No dealer, salesperson or other person has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.
                                    ------
                              TABLE OF CONTENTS

                                                                       Page
                                                                      ------
Prospectus Summary  ................................................      3
Risk Factors  .......................................................     7
Use of Proceeds  ...................................................     13
Price Range of Common Stock  .......................................     15
Dividend Policy  ...................................................     15
Capitalization  ....................................................     16
Dilution  ..........................................................     17
Selected Financial Data  ...........................................     18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operation ........................................................     19
Business  ..........................................................     22
Management  ........................................................     30
Principal Stockholders  ............................................     33
Certain Transactions  ..............................................     33
Description of Securities  .........................................     34
Shares Eligible for Future Sale  ...................................     37
Underwriting  ......................................................     37
Legal Matters  .....................................................     39
Experts  ...........................................................     39
Glossary  ..........................................................     40
Index to Financial Statements  .....................................    F-1



   Until      , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Company's securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus with respect to their unsold allotments or subscriptions.


=============================================================================

=============================================================================


                           IFS INTERNATIONAL, INC.





                                     LOGO


                         1,200,000 SHARES OF SERIES A
                         CONVERTIBLE PREFERRED STOCK


                        1,700,000 REDEEMABLE SERIES A
                         CONVERTIBLE PREFERRED STOCK
                              PURCHASE WARRANTS



                                    ------
                                  PROSPECTUS
                                    ------




                                    [LOGO]




                               DUKE & CO., INC.





                                       , 1997


=============================================================================

             [ALTERNATE PAGE FOR SELLING STOCKHOLDER PROSPECTUS]


            SUBJECT TO COMPLETION, DATE ____________________, 1997
PROSPECTUS


                           IFS INTERNATIONAL, INC.
                        100,000 SHARES OF COMMON STOCK

   This Prospectus relates to 100,000 shares (the "Selling Stockholders' Shares") of Common Stock, $.001 par value per share (the "Common Stock"), of IFS International, Inc. (the "Company"), which are being offered for sale by certain selling stockholders (the "Selling Stockholders"). The Selling Stockholders may not sell or otherwise dispose of any of such securities for a period of 12 months. See "Selling Stockholders and Plan of Distribution."

   The Company will not receive any of the proceeds from the sales of the Selling Stockholders' Shares by the Selling Stockholders. The Selling Stockholders' Shares may be offered from time to time by the Selling Stockholders, their pledgees and/or their donees, through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale at negotiated prices.

   The Selling Stockholders, their pledgees and/or their donees, may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Stockholders, their pledgees and/or their donees, any commissions paid to broker-dealers and, if broker- dealers purchase any Selling Stockholders' Shares as principals, any profits received by such broker-dealers on the resale of the Selling Stockholders' Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders, their pledgees and/or their donees, may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Selling Stockholders' Shares will be borne by the Company except for any commission paid to broker-dealers.

   The Selling Stockholders' Shares offered by the Prospectus may be sold from time to time by the Selling Stockholders, their pledgees and/or their donees. No underwriting arrangements have been entered into by the Selling Stockholders. The distribution of the Selling Stockholders' Shares by the Selling Stockholders, their pledgees and/or their donees, may be effected in one or more transactions that may take place on the over-the- counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders, their pledgees and/or their donees, in connection with sales of the Selling Stockholders' Shares.


   On the date of this Prospectus, a registration statement under the Securities Act with respect to an underwritten public offering of 1,200,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock") and 1,700,000 Redeemable Series A Convertible Preferred Stock Purchase Warrants (the "Warrants") was declared effective by the Securities and Exchange Commission. In connection with the offering of the Preferred Stock and Warrants, the Company granted Duke & Co., Inc., the underwriter of the public offering (the "Underwriter"), a warrant (the "Underwriter's Warrant") to purchase up to 120,000 shares of Preferred Stock and up to 170,000 Warrants.
                                    ------
THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 7 HEREOF.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             [ALTERNATE PAGE FOR SELLING STOCKHOLDER PROSPECTUS]

                                 THE OFFERING

Securities Registered (1)  ...  100,000 shares of Common Stock. See "Description of Securities" and "Selling
                                Stockholders and Plan of Distribution."
Risk Factors  ................  This offering involves a high degree of risk. See "Risk Factors."


------
(1) The 100,000 shares of Common Stock are issuable upon exercise of warrants sold to the Selling Stockholders in a private offering.

             [ALTERNATE PAGE FOR SELLING STOCKHOLDER PROSPECTUS]

                SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

   Upon the exercise of warrants sold to the Selling Stockholders in a private offering, the Selling Stockholders may resell up to 100,000 shares of Common Stock issuable upon exercise of such warrants pursuant to this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Selling Stockholders have advised the Company that sales of the shares of Common Stock may be effected from time-to-time by themselves, their pledgees and/or their donees, in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders, their pledgees and/or their donees, may effect such transactions by selling Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of shares of Common Stock for whom such broker-dealers may acts as agents or to whom they sell as principals, or both.

   The Selling Stockholders, their pledgees and/or their donees, any broker-dealers that act in connection with the sale of the shares of Common Stock and Class A Warrants as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders' Shares being registered on behalf of the Selling Stockholders are restricted securities while held by the Selling Stockholders and the resale of such securities by the Selling Stockholders is subject to prospectus delivery and other requirements of the Act. The Selling Stockholders, their pledgees and/or their donees, may agree to indemnify any agent, dealer or broker-dealer who participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of the Selling Stockholders' Shares by the Selling Stockholders. Sales of the Selling Stockholders' shares by the Selling Stockholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Company's securities.

   At the time a particular offer of the securities is made by or on behalf of the Selling Stockholders, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

   Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations thereto, any person engaged in distribution of Company securities offered by this prospectus may not simultaneously engage in market-making activities with respect to Company securities during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6 and 10-b-7, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of the Company securities by the Selling Stockholders.

             [ALTERNATE PAGE FOR SELLING STOCKHOLDER PROSPECTUS]

   The following table sets forth certain information with respect to persons for whom the Company is registering the Selling Stockholders' Shares for resale to the public. The Company will not receive any of the proceeds from the sale of the Selling Stockholders' Shares. Beneficial ownership of the Selling Stockholders' Shares by such Selling Stockholders after this offering will depend on the number of Selling Stockholders' Shares sold by each Selling Stockholder. The securities held by the Selling Stockholders are restricted securities while held by such Selling Stockholders and the resale of such securities by the Selling Stockholders is subject to prospectus delivery and other requirements of the Act. The Selling Stockholders' Shares offered by the Selling Stockholders are not being underwritten by the Underwriter.


                                                                      Beneficial
                            Beneficial         Total Number      Ownership After this
   Selling              Ownership Prior to      of Shares       Offering if all Shares
Stockholder(1)            this Offering      Being Registered          are Sold
 --------------------   ------------------   ----------------    ----------------------
Twinvalley, Inc.  ...         65,000              65,000                   0
Phil Lifschitz  .....         20,000              20,000                   0
Roseann Wexler  .....         10,000              10,000                   0
Wei Ying Wong  ......          5,000               5,000                   0
                        ------------------   ----------------    ----------------------
Total  ..............        100,000             100,000                   0
                        ==================   ================    ======================

------
(1) None of such Selling Stockholders has had any material relationship with the Company.

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Article NINTH of the Certificate of Incorporation of IFS International, Inc. ("Registrant") provides that no director shall have any personal liability to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to Registrant or its stockholders, (2) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit. Article TENTH of the Certificate of Incorporation of Registrant provides that Registrant shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, any and all persons whom it shall have power to indemnify under such section.

   Reference is made to Section 6 of the Underwriting Agreement, which provides for indemnification of the officers and directors of Registrant under certain circumstances.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth various expenses, other than underwriting discounts, which will be incurred in connection with this offering. Other than the SEC registration fee, NASD filing fee and the non-accountable expense allowance of Duke & Co., Inc. (the "Underwriter"), amounts set forth below are estimates:
than underwriting commissions and expenses, are estimated below.

     SEC registration fee  ....................                     $  6,456
     NASD filing fee  .........................                        2,631
     Underwriter's nonaccountable expense
        allowance .............................                      185,100*
     Nasdaq Stock Market listing fee  .........                       10,000
     Boston Stock Exchange listing fee  .......                       10,000
     Blue sky legal fees  .....................                       35,000
     Printing and engraving expenses  .........                       75,000
     Legal fees  ..............................                      125,000
     Accounting fees  .........................                       25,000
     Transfer and Warrant Agent fees  .........                        3,500
     Miscellaneous expenses  ..................                       22,313
                                                                    ----------
                                                                    $500,000
                                                                    ==========

------
* Assumes no exercise of the Underwriter's over-allotment option.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

   The following sets forth information relating to all securities of Registrant sold within the past three years without registering the securities under the Securities Act of 1933, as amended (the "Securities Act"):

   On November 22, 1994, Registrant issued an aggregate of 30,000 shares of Common Stock to two non- affiliated persons and 10,000 shares of Common Stock to Jerald Tishkoff, a director of Registrant, for an aggregate consideration $60,000, or $1.50 per share.

   On June 15, 1994, Registrant issued 350 shares of Common Stock to a non-affiliate person pursuant to the exercise of options at $1.50 per share, or an aggregate of $525.


   On July 13, 1994, Registrant issued 71 shares of Common Stock to a non-affiliate person pursuant to the exercise of options at $2.00 per share, or an aggregate of $142.

   On February 6, 1995, Registrant issued 5,000 shares of Common Stock to a non-affiliate person pursuant to the exercise of options at $1.00 per share, or an aggregate of $5,000.

   In June 1995, New York State Science and Technology Foundation converted $71,875 prinicpal amount of debentures into 25,967 shares of Common Stock.

   On November 13, 1995, Registrant issued 15,000 shares of Common Stock to a non-affiliate upon conversion of a note payable in the amount of $150,000.


   On January 11, 1996, Registrant issued 778 shares of Common Stock to a non-affiliate person pursuant to the exercise of options at $1.00 per share, or an aggregate of $778.

   On March 12, 1996, Registrant issued 909 shares of Common Stock to a non-affiliate person pursuant to the exercise of options at $2.50 per share, or an aggregate of $2,272.

   On June 25, 1996, Registrant issued 1,562 shares of Common Stock to a non-affiliate person pursuant to the exercise of options at $2.00 per share, or an aggregate of $3,124.

   On July 23, 1996, Registrant issued 22,401 shares of Common Stock to a non-affiliate person pursuant to the exercise of options at $.66 per share, or an aggregate of $14,785.

   On July 24, 1996, Registrant issued 26,405 shares of Common Stock to Seymour Pearlman, a former director of Registrant, pursuant to the exercise of options at $.66 per share, or an aggregate of $17,428.


   On September 25, 1996, Registrant issued warrants to purchase an aggregate of 100,000 shares of Common Stock at $2.50 per share, subject to adjustments, to four non-affiliated persons for an aggregate consideration of $5,000, or $.05 per warrant.

   On November 26, 1996, Registrant issued 2,000 shares of Common Stock to a non-affiliate person pur- suant to the exercise of options at $2.00 per share, or an aggregate of $4,000.

   On December 16, 1996, Registrant issued 393 shares of Common Stock to a non-affiliate person pursuant to the exercise of options at $2.00 per share, or an aggregate of $786.


   On December 23, 1996, Registrant issued 286 shares of Common Stock to a non-affiliate person pursuant to the exercise of options at $1.50 per share, or an aggregate of $429.


   Exemption from registration under the Securities Act is claimed for the sales of Common Stock referred to above in reliance upon the exemption afforded by Section 4(2) of the Securities Act for transactions not involving a public offering. Each certificate evidencing such shares of Common Stock bears an appropriate restrictive legend. None of these sales involved participation by an underwriter or a broker-dealer.

ITEM 27. EXHIBITS


 1.1**       Form of Underwriting Agreement between Registrant and the Underwriter
 3.1         Certificate of Incorporation and amendments thereto of Registrant
 3.2*        By-laws, as amended, of Registrant
 4.1*        Certificate of Designation of the Series A Convertible Preferred Stock
 4.2         Form of certificate evidencing shares of Preferred Stock
 4.3         Form of certificate evidencing Warrants
 4.4         Form of certificate evidencing shares of Common Stock
 4.5         Form of Warrant Agreement between Registrant and the Underwriter
 4.6         Form of Warrant Agreement between Registrant and American Stock Transfer and Trust Company, as Warrant
             agent
 4.7         Debenture Investment Agreement, dated July 6, 1989, between Registrant and New York State Science and Technology Foundation, and amendments thereto



 4.8         Loan Agreement, dated January 11, 1989, between Registrant and North Greenbush Industrial Development
             Agency and amendments thereto
 5.1*        Opinion of Parker Duryee Rosoff & Haft A Professional Corporation
10.1         1996 Stock Option Plan
10.2**       Lease Agreement, dated October 1, 1986 between Registrant and Renssalaer Polytechnic Institute and amendment thereto (the "Lease Agreement")
10.3         Digital Prime Contracting Agreement, dated June 6, 1994, between Registrant and Digital Equipment
             International BV
10.4         Software Development and License Agreement, dated July 8, 1996, between Registrant and Visa International
             Service Association
10.5*        Employment Agreement, dated as of January 1, 1997, between Registrant and Frank A. Pascuito.
10.6*        Employment Agreement, dated as of January 1, 1997, between Registrant and Charles J. Caserta.
10.7         Purchase and Sale Agreement, dated as of December 17, 1996, between Registrant and Trustee Bank,
             National Association.
10.8         Addendum A to the Lease Agreement, dated January 6, 1997.
10.9         Form of Consulting and Investment Banking Agreement between Registrant and the Underwriter.
21.1**       Subsidiaries of Registrant
23.1         Consent of Urbach Kahn & Werlin PC
23.2*        Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1)
24.1**       Power of Attorney (included on the signature page of Part II of this Registration Statement)

------
 * To be filed by Amendment to this Registration Statement.

** Previously filed with this Registration Statement.


ITEM 28. UNDERTAKINGS

   Registrant hereby undertakes:

   (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the secur- ities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 24 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Troy, State of New York, on the 16th day of January, 1997.
                                            IFS INTERNATIONAL, INC.

                                            By: /s/ Frank A. Pascuito
                                                ---------------------------
                                                Frank A. Pascuito
                                                Chief Executive Officer

   In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities and on the dates stated:


         Signature                                     Title                                    Date
 --------------------------   -------------------------------------------------------   --------------------
/s/ Frank A. Pascuito        Chairman of the Board, Chief Executive Officer,               January 16, 1997
-------------------------    Director (Principal Executive and Financial Officer)
Frank A. Pascuito

/s/ Charles J. Caserta       President, Director                                           January 16, 1997
-------------------------
Charles J. Caserta

*                            Director of Sales and Marketing for the                       January 16, 1997
-------------------------    London Office, Director
Simon J. Theobald

/s/ Carmen A. Pascuito       Controller, Secretary (Principal Accounting Officer)          January 16, 1997
-------------------------
Carmen A. Pascuito

                             Director
--------------------------
Arnold Wells

*                            Director                                                      January 16, 1997
--------------------------
Jerald Tishkoff



------

* Frank A. Pascuito, pursuant to the Powers of Attorney, (executed by each of the officers and directors listed above and indicated as signing above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.

                                                     /s/ Frank A. Pascuito
                                                     -------------------------
                                                     Frank A. Pascuito
January 16, 1997

                                EXHIBIT INDEX

 Item 27.      Exhibits
 1.1**         Form of Underwriting Agreement between Registrant and the Underwriter
 3.1           Certificate of Incorporation and amendments thereto of Registrant
 3.2*          By-laws, as amended, of Registrant
 4.1*          Certificate of Designation of the Series A Convertible Preferred Stock
 4.2           Form of certificate evidencing shares of Preferred Stock
 4.3           Form of certificate evidencing Warrants
 4.4           Form of certificate evidencing shares of Common Stock
 4.5           Form of Warrant Agreement between Registrant and the Underwriter
 4.6           Form of Warrant Agreement between Registrant and American Stock Transfer and Trust Company, as Warrant
               agent
 4.7           Debenture Investment Agreement, dated July 6, 1989, between Registrant and New York State Science and
               Technology Foundation, and amendments thereto
 4.8           Loan Agreement, dated January 11, 1989, between Registrant and North Greenbush Industrial Development
               Agency and amendments thereto
 5.1*          Opinion of Parker Duryee Rosoff & Haft A Professional Corporation
10.1           1996 Stock Option Plan
10.2**         Lease Agreement, dated October 1, 1986 between Registrant and Renssalaer Polytechnic Institute and amendment thereto (the "Lease Agreement")
10.3           Digital Prime Contracting Agreement, dated June 6, 1994, between Registrant and Digital Equipment International
               BV
10.4           Software Development and License Agreement, dated July 8, 1996, between Registrant and Visa International
               Service Association
10.5*          Employment Agreement, dated as of January 1, 1997, between Registrant and Frank A. Pascuito.
10.6*          Employment Agreement, dated as of January 1, 1997, between Registrant and Charles J. Caserta.
10.7           Purchase and Sale Agreement, dated as of December 17, 1996, between Registrant and Trustee Bank, National
               Association.
10.8           Addendum A to the Lease Agreement, dated January 6, 1997.
10.9           Form of Consulting and Investment Banking Agreement between Registrant and the Underwriter.
21.1**         Subsidiaries of Registrant
23.1           Consent of Urbach Kahn & Werlin PC
23.2*          Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1)
24.1**         Power of Attorney (included on the signature page of Part II of this Registration Statement)

------
 * To be filed by Amendment to this Registration Statement.
** Previously filed with this Registration Statement.